Exhibit 10.2
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

RESEARCH COLLABORATION AND LICENSE AGREEMENT
DATED AS OF SEPTEMBER 28, 2024
BY AND BETWEEN
PRIME MEDICINE, INC.
AND
JUNO THERAPEUTICS, INC.

TABLE OF CONTENTS
ARTICLE 1.    DEFINITIONS    1
ARTICLE 2.    GOVERNANCE    18
2.1    Joint Steering Committee    18
2.2    General Provisions Applicable to the JSC    18
2.3    Discontinuation; Disbandment    19
2.4    Alliance Manager    20
2.5    Expenses    20
ARTICLE 3.    RESEARCH PROGRAM    20
3.1    General    20
3.2    Reserved Targets and Product Targets    20
3.3    Existing Reagents    21
3.4    Selected Reagent Targets    21
3.5    Research Plan    21
3.6    Conduct of the Research Plan    21
3.7    Delivery of Prime Reagents; Acceptance    22
3.8    Material Transfer    22
3.9    Reports; Records; Sharing of Data    22
ARTICLE 4.    LICENSES; EXCLUSIVITY; NEGATIVE COVENANTS    23
4.1    License Grants to BMS    23
4.2    License Grant to Prime    23
4.3    No Implied Licenses    24
4.4    Confirmatory Patent License    24
4.5    Existing In-License Agreements    24
4.6    Exclusivity    24
4.7    Post-Prime Change of Control Covenant Not to Sue    25
4.8    Rights in Bankruptcy    26
ARTICLE 5.        DEVELOPMENT, COMMERCIALIZATION, AND MANUFACTURING OF PRODUCTS    27
5.1    Additional Transfer Support to BMS    27
5.2    Development and Commercialization    27
5.3    Diligence    27
5.4    Subcontracting by BMS    27
5.5    Annual Reports    27
5.6    Regulatory    28
5.7    Technology Transfer    29
ARTICLE 6.    PAYMENTS; ROYALTIES AND REPORTS    29
6.1    Upfront Payment    29
6.2    Equity Investment    29
6.3    Reagent Delivery and Acceptance Fee    29
6.4    Milestone Payments    29
6.5    Royalties    32
6.6    Optimization Costs    33
i

6.7    Other Invoiced Amounts    34
6.8    Mode of Payments    34
6.9    Interest on Late Payments    34
6.10    Right to Offset    34
6.11    Financial Records    34
6.12    Audits    35
6.13    Confidentiality    35
6.14    Taxes    35
6.15    No Limitation    36
ARTICLE 7.    CONFIDENTIALITY AND PUBLICATION    36
7.1    Confidential Information    36
7.2    Nondisclosure and Non-Use Obligation    36
7.3    Exceptions    37
7.4    Permitted Disclosure    37
7.5    Additional Permitted Uses and Disclosures    38
7.6    Publicity    38
7.7    Publications    38
7.8    Use of Name    38
ARTICLE 8.    INTELLECTUAL PROPERTY    39
8.1    Ownership of Intellectual Property    39
8.2    Patent Working Group    40
8.3    Filing, Prosecution, and Maintenance of Patents    41
8.4    Defense and Enforcement    42
8.5    Defense Against Claims of Infringement of Third Party Patents    44
8.6    Trademarks    44
8.7    JRA Exception    45
8.8    Third Party IP    45
ARTICLE 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS    45
9.1    Mutual Representations and Warranties    45
9.2    Prime Representation and Warranties    46
9.3    No Use of Debarred Person    49
9.4    Data Package Representations and Warranties of Prime    49
9.5    Prime Reagent Disclosure Schedules    50
9.6    Anti-Bribery and Anti-Corruption Compliance    50
9.7    Additional Covenants    50
9.8    Warranty Disclaimer    51
ARTICLE 10.    INDEMNIFICATION    51
10.1    Indemnification by BMS    51
10.2    Indemnification by Prime    51
10.3    Indemnification Procedure    52
10.4    LIMITATION OF LIABILITY    53
10.5    Insurance    53
ARTICLE 11.    TERM AND TERMINATION    54
11.1    Term and Expiration    54

11.2    Termination for Convenience    54
11.3    Termination for Breach    54
11.4    Termination for Material Safety Issue    55
11.5    Termination for Bankruptcy    55
11.6    Consequences of Termination    55
11.7    Modification in Lieu of Termination    56
11.8    Accrued Rights; Survival    56
11.9    Remedies    56
ARTICLE 12.    MISCELLANEOUS    56
12.1    Force Majeure    56
12.2    Export Control    57
12.3    Assignment    57
12.4    Prime Change of Control    57
12.5    Severability    57
12.6    Notices    58
12.7    Governing Law    58
12.8    Dispute Resolution    59
12.9    Entire Agreement; Amendments    59
12.10    English Language    59
12.11    Equitable Relief    60
12.12     Waiver and Non-Exclusion of Remedies    60
12.13    No Benefit to Third Parties    60
12.14    Further Assurance    60
12.15    Relationship of the Parties    60
12.16    References    60
12.17    Construction    60
12.18    Counterparts    61

SCHEDULES
Schedule 1.96            Limitations of Field
Schedule 1.103            Full Data Package and Materials
Schedule 1.181            Prime Patents
Schedule 3.2.1            [***]
Schedule 3.4            Initial Reagent Targets
Schedule 3.5            Research Plan
Schedule 3.6.3            Approved Subcontractors
Schedule 3.8            Form of Material Transfer Agreement
Schedule 4.1.2            Concerning Third Parties
Schedule 4.5            Applicable Requirements in Existing In-License Agreements
Schedule 5.7            Technology Transfer Plan
Schedule 6.5.3            Examples of Royalty Calculations
Schedule 7.6            Form of Press Release
Schedule 8.8.3            Pass-through Broad Milestones
Schedule 9.2            Initial Disclosure Schedule
Schedule 9.2.4            Existing Patents
Schedule 9.2.7            Existing In-License Agreements
Schedule 9.2.8            Prime Platform Agreements
Schedule 12.8.3            ADR Procedure

RESEARCH COLLABORATION AND LICENSE AGREEMENT
This Research Collaboration and License Agreement (this “Agreement”) is made and entered into as of September 28, 2024 (the “Effective Date”), by and between Juno Therapeutics, Inc., a wholly-owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation having a place of business at [***] (“BMS”), and Prime Medicine, Inc., a Delaware corporation having a place of business at 60 First Street, Cambridge, MA 02141 (“Prime”). BMS and Prime are referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Prime has proprietary technologies for the development and production of Prime Reagents (as defined below);
WHEREAS, BMS is a biopharmaceutical company engaged in the research, development, manufacture, and commercialization of human therapeutic products;
WHEREAS, BMS desires to obtain a license under certain of Prime’s intellectual property for the further research, development, and commercialization of Licensed Products (as defined below) manufactured using Licensed Reagents (as defined below), and Prime desires to grant such a license, upon the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the foregoing premises and the covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article 1.DEFINITIONS
Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, have the respective meanings set forth below.
1.1“Acceptance Criteria” has the meaning set forth in Section 3.5.
1.2“Acceptance Date” has the meaning set forth in Section 3.7.3(a).
1.3“Accounting Standards” means, with respect to a Party or its Affiliates or, with respect to BMS, its Sublicensees United States Generally Accepted Accounting Principles (“GAAP”) consistently applied. In no event shall either Party or its Affiliates or, with respect to BMS, its Sublicensees use any accounting standards other than GAAP in connection with this Agreement.
1.4“Acquiring Entity” has the meaning set forth in Section 4.6.2.
1.5“Acquiring Entity IP” has the meaning set forth in the definition of “Control”.
1.6“Additional Existing Platform Agreement” has the meaning set forth in Section 8.8.1(b).
1.7“Additional Optimization Activities” means, [***].
1.8“Additional Prime Platform Agreement” has the meaning set forth in Section 8.8.1(a).
1.9“Additional Reagent Disclosure Schedule” has the meaning set forth in Section 9.5.2.
1.10“Additional Reagent Target” has the meaning set forth in Section 3.4.
1.11“ADR” has the meaning set forth in Section 12.8.1.

1.12“Advanced Program” has the meaning set forth in Section 4.6.2(a).
1.13“Affiliate” means, with respect to a Party, any Person that controls, is controlled by or is under common control with that Party at any time for so long as such Person controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.14“Agreement” has the meaning set forth in the preamble of this Agreement.
1.15“Alliance Manager” means a representative of a Party who shall (a) oversee the conduct of the collaboration, (b) coordinate all matters of dispute resolution under the JSC, (c) be responsible as the primary point of contact for coordinating the performance of the Research Plan, and (d) have such other responsibilities as the Parties may agree in writing after the Effective Date.
1.16“Anti-Corruption Laws” has the meaning set forth in Section 9.6.1.
1.17“Applicable Law” means any federal, state, local, national, or supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.
1.18“Assigned BMS Materials/Target Patent” means any BMS Materials/Target Patent assigned by Prime to BMS pursuant to Section 8.1.2(a).
1.19“Assigned Prime Platform Improvement Know-How” means any Prime Platform Improvement Know-How assigned by BMS to Prime pursuant to Section 8.1.2(b).
1.20“Audit Expert” has the meaning set forth in Section 6.12.2.
1.21“Authoring Support” has the meaning set forth in Section 5.6.2.
1.22“Available Reserved Target Notice” has the meaning set forth in Section 3.2.3(d).
1.23“Available Target” means [***].
1.24“Available Target Notice” has the meaning set forth in Section 3.2.5(d).
1.25“Bankruptcy Code” has the meaning set forth in Section 4.8.1.
1.26“Biosimilar Application” has the meaning set forth in Section 8.4.1.
1.27“Biosimilar Product” means, with respect to a Licensed Product, on a country-by-country basis, a biologic product (a) whose licensing, approval, or marketing authorization relies in whole or in part on (i) a Regulatory Approval granted for such Licensed Product or (ii) any data generated in support of a Regulatory Approval granted for such Licensed Product or (b) that is determined by the applicable Regulatory Authority in or for such country to be biosimilar to or interchangeable with such Licensed Product, including as set forth at 42 USC §262(k) in the United States or other Applicable Law. For purposes of Section 6.5.3(b), a Licensed Product distributed by or on behalf of BMS, its Affiliates or Sublicensees as a “biosimilar” (e.g., without use of the applicable Product Trademarks) under the same Regulatory Approval as a Licensed Product (i.e., an authorized biosimilar) will not constitute a Biosimilar Product, except for any such “biosimilar” sold on behalf of BMS by a

Third Party to which BMS grants authorized biosimilar rights to settle or avoid litigation related to (x) the alleged infringement by a Licensed Reagent or Licensed Product or the Exploitation thereof of any Patents or other intellectual property of a Third Party or (y) the alleged non-infringement, invalidity, or unenforceability of any Patents claiming a Licensed Reagent or Licensed Product or Exploitation thereof.
1.28“BMS” has the meaning set forth in the preamble of this Agreement.
1.29“BMS Acceptance Criteria” means, with respect to a Selected Reagent Target, the criteria set forth in the initial Research Plan attached hereto as Schedule 3.5 or any amendments thereto mutually agreed by the JSC [***].
1.30“BMS Cargo” has the meaning set forth in the definition of “BMS Materials”.
1.31“BMS Evaluation Activities” has the meaning set forth in Section 3.7.2.
1.32“BMS Indemnitees” has the meaning set forth in Section 10.2.
1.33“BMS Licensed IP” means the BMS Licensed Know-How and the BMS Licensed Patents.
1.34“BMS Licensed Know-How” means all Know-How that (a) is owned or Controlled by BMS or any of its Affiliates (i) as of the Effective Date or (ii) at any time during the Research Term, (b) is not generally known, and (c) is necessary or reasonably useful to use BMS Materials under the Research Plan or otherwise for Prime to perform its obligations under the Research Plan.
1.35“BMS Licensed Patents” means all Patents owned or Controlled by BMS or its Affiliates and issued or filed as of the Effective Date or at any time during the Research Term that Cover the use of BMS Materials or that are otherwise necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) to use BMS Materials under the Research Plan or otherwise for Prime to perform its obligations under the Research Plan.
1.36“BMS Materials” means [***].
1.37“BMS Materials/Target IP” means BMS Materials/Target Know-How, BMS Materials/Target Patents, and any other intellectual property rights with respect to the BMS Materials/Target Know-How. For clarity, BMS Materials/Target IP shall include any BMS Target IP.
1.38“BMS Materials/Target Know-How” means any [***].
1.39“BMS Materials/Target Patents” means any Patent filed [***] that claims BMS Materials/Target Know-How. For clarity, BMS Materials/Target Patents shall include any BMS Target Patents.
1.40“BMS Proprietary Reagent Target” means a Reagent Target that, [***] (such BMS Proprietary Reagent Target, a “Select BMS Proprietary Reagent Target” and such function(s) and use(s) with respect to such Select BMS Proprietary Reagent Target, the “Select BMS Uses”).
1.41“BMS Proprietary Reagent Target Date” means, with respect to any BMS Proprietary Reagent Target, [***].
1.42“BMS Target IP” means BMS Target Know-How, BMS Target Patents, and any other intellectual property rights with respect to the BMS Target Know-How.
1.43“BMS Target Know-How” means, with respect to any BMS Proprietary Reagent Target, any Know-How that is conceived, discovered, developed, or otherwise made by or on behalf of a Party or any of its

Affiliates, either alone or jointly with the other Party or any of its Affiliates or any other Person, under or in connection with this Agreement, that [***].
1.44“BMS Target Patents” means any Patent [***] that claims BMS Target Know-How.
1.45“BPCI Act” means the Biologics Price Competition and Innovation Act of 2009, as may be amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
1.46“Breaching Party” has the meaning set forth in Section 11.3.1.
1.47“Broad” has the meaning set forth in the definition of “Broad Agreements”.
1.48“Broad Agreements” means (a) that certain License Agreement by and between The Broad Institute, Inc. (“Broad”) and Prime dated September 26, 2019, as amended by that certain First Amendment to the License Agreement dated May 5, 2020, that certain Second Amendment to the License Agreement dated February 18, 2021, and that certain Third Amendment to License Agreement dated December 22, 2022, and as may be further amended from time to time to license additional Broad Institute Patents, (b) that certain License Agreement by and between Broad and Prime dated December 22, 2022, and (c) that certain side letter agreement by and between Broad and Prime dated September 27, 2024.
1.49“Broad Institute IP” has the meaning set forth in the definition of “Field”.
1.50“Broad Institute Patent” means any Patent within the Broad Institute IP.
1.51“Business Day” means any day other than (a) a Saturday, (b) a Sunday, or (c) any day on which banks in the State of New York are permitted or required to close by Applicable Law.
1.52“Calendar Quarter” means each period of three (3) consecutive calendar months commencing on January 1, April 1, July 1, or October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1, and October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.
1.53“Calendar Year” means each period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall begin on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.54“Cargo/Product Information” has the meaning set forth in Section 7.1.
1.55“Change of Control” means, with respect to a Party, any of the following, in a single transaction or a series of related transactions: (a) the sale, lease, exchange, contribution, or other transfer to a Third Party of all or substantially all of the assets of such Party (or, if applicable, any Affiliate(s) controlling such Party) to which this Agreement relates; (b) the direct or indirect acquisition by a Third Party of beneficial ownership of more than fifty percent (50%) of the then-outstanding securities or other voting interests of such Party (or, if applicable, any Affiliate(s) controlling such Party) unless such securities or other voting interests is acquired (i) by an employee benefit plan (or related trust) sponsored or maintained by such Party or any of its Affiliates or (ii) in a transaction or series of related transactions the primary purpose of which is a bona fide equity financing of such Party, excluding any equity financing that results in a Life Sciences Entity Controlling such Party (or, if applicable, any Affiliate(s) controlling such Party); or (c) the merger, reorganization, consolidation, or business combination involving such Party (or, if applicable, any Affiliate(s) controlling such Party) with a Third Party that results in the holders of the beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, any Affiliate(s) controlling such Party) immediately prior to such merger, reorganization, consolidation, or business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity resulting from such merger, reorganization, consolidation, or business combination.
1.56“Clinical Trial” means any tests and studies in human subjects that are required or permitted by Applicable Law to obtain or maintain any Regulatory Approval for, or to support the pricing, reimbursement or use of, a Licensed Product, including tests or studies that are intended to expand the product labeling for a Licensed Product.
1.57“Combination Product” means [***].
1.58“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a product, including activities related to marketing, promoting, distributing, importing, and exporting such product, and interacting with Regulatory Authorities regarding any of the foregoing. “Commercialization” shall not include Development, but may include Manufacturing to the extent applicable to the activities described in the preceding sentence. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.
1.59“Commercially Reasonable Efforts” means [***].
1.60“Competing Program” has the meaning set forth in Section 4.6.2.
1.61“Confidential Information” has the meaning set forth in Section 7.1.
1.62“Consideration Period” has the meaning set forth in Section 3.2.4(b).
1.63“Control” means, with respect to any Know-How, Patent, Regulatory Documentation, material, or other tangible or intangible intellectual property, the possession of the right (whether by ownership, license, covenant not to sue, or otherwise (other than licenses granted pursuant to this Agreement)) to grant a license, sublicense, or other right (including a covenant not to sue or a right to reference Regulatory Documentation) to or under, such Know-How, Patent, Regulatory Documentation, material, or other intellectual property, as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. [***].
1.64“Core Data Package” has the meaning set forth in Section 3.7.2.
1.65“Cover”, “Covered” or “Covering” means, with respect to a Licensed Product and a Patent, that, in absence of a (sub)license under, or ownership of, such Patent, the making, selling, using, offering for sale, importing, or exporting of such Licensed Product would infringe a Valid Claim of such Patent as issued or, with respect to a Patent application, would infringe a Valid Claim of such Patent application were such claim to issue without amendment.
1.66“Covered Reagent Target” means [***].
1.67“DC Development Milestone Event” has the meaning set forth in Section 6.4.1.
1.68“DC Development Milestone Payment” has the meaning set forth in Section 6.4.1.
1.69“Defend and Enforce” or “Defense and Enforcement” means, with respect to a Patent, any and all activities related to defending or enforcing such Patent in any action or proceeding by or against a Third Party. For clarity, Defense and Enforcement includes, for example, filing a complaint or counterclaim, providing any response to a complaint or counterclaim (including defenses and counterclaims in connection with any Third Party Infringement Claim), controlling activities in any infringement action or declaratory judgment action relating to infringement, validity, or enforceability of a Patent, providing any response to and controlling activities in any inter partes reexamination, inter partes review, opposition, or other inter partes proceeding, and controlling activities in any related appeals.

1.70“Designated Multispecific Product Target” means [***].
1.71“Development” means any and all research (including Research) and development activities, including activities related to generation, characterization, optimization, construction, expression, use and production, testing and qualification, IND-enabling studies, biodistribution and transduction studies and tissue distribution across species, translational (target engagement, biomarker) studies, toxicology and tolerability studies, additional pharmacology (efficacy) studies, statistical analysis and report writing, Clinical Trials, regulatory affairs (including preparation for a Marketing Authorization Application submission and other submission-related activities), [***], Manufacturing (including validation activities) in support of the foregoing, and all other activities necessary to conduct IND-enabling studies or seek, obtain, and maintain Regulatory Approval. “Development” shall not include Commercialization, but may include Manufacturing to the extent applicable to the activities described in the preceding sentence.
1.72“Development Candidate Nomination” means, with respect to a Licensed Product, governance approval by BMS, in accordance with its then-current procedures, of a non-clinical data package to support the nomination of such Licensed Product as a development candidate, which includes robust pharmacological characterization of such Licensed Product, [***], and clearly defined IND-enabling studies to facilitate the transition of such Licensed Product into early Development.
1.73“Development Milestone Event” means a (a) DC Development Milestone Event or (b) Other Development Milestone Event, as applicable.
1.74“Development Milestone Payment” means a (a) DC Development Milestone Payment or (b) Other Development Milestone Payment, as applicable.
1.75“Directed to” means, with respect to a Target and any [***]. “Direction” has a corresponding meaning.
1.76“Disclosed Material” has the meaning set forth in Section 7.7.
1.77“Disclosing Party” has the meaning set forth in Section 7.1.
1.78“Discontinued Target(s)” has the meaning set forth in Section 3.2.5(a).
1.79“Dispute” has the meaning set forth in Section 12.8.1.
1.80“Distributor” means any Person appointed by BMS or any of its Affiliates or its or their Sublicensees to distribute, market, and sell Licensed Products, with or without packaging rights, in one (1) or more countries in the Territory, in circumstances where such Person purchases its requirements of Licensed Product from BMS or its Affiliates or its or their Sublicensees, as applicable, but does not otherwise make any royalty or other payment to BMS, as applicable, or its Affiliates or its or their Sublicensees that is based on sales of such Licensed Product.
1.81“Divest” has the meaning set forth in Section 4.6.2(c).
1.82“Dollar” “dollar” or “$” means the legal tender of the United States.
1.83“Early AOA Termination” has the meaning set forth in Section 6.6.1.
1.84“Effective Date” has the meaning set forth in the preamble of this Agreement.
1.85“EMA” means the European Medicines Agency or any successor thereof performing substantially the same functions.

1.86“Exclusions Lists” has the meaning set forth in the definition of “Violation”.
1.87“Exclusive Target” means [***].
1.88“Existing In-License Agreement” has the meaning set forth in Section 9.2.7.
1.89“Existing NDA” means the Mutual Confidential Disclosure Agreement by and between Prime and BMS, dated June 8, 2022.
1.90“Existing Patents” has the meaning set forth in Section 9.2.4.
1.91“Existing Reagents” has the meaning set forth in Section 3.3.
1.92“Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.
1.93[***] has the meaning set forth in Section [***].
1.94[***] has the meaning set forth in Section [***].
1.95“FDA” means the United States Food and Drug Administration, or any successor agency(ies) or authority having substantially the same functions.
1.96“Field” means all indications and uses, including the treatment, prevention, palliation, control, or diagnosis of all indications, diseases, disorders, and conditions, subject to, solely with respect to the use of Prime Licensed IP that [***]
1.97“Firewalls” means [***].
1.98“First Commercial Sale” means [***]
1.99“First European Target Product” has the meaning set forth in Section 6.4.2.
1.100“First Milestone Sale” means, with respect to a Licensed Product, an Indication, and a country, [***]. For clarity, [***] shall not constitute a First Milestone Sale.
1.101“First US Target Product” has the meaning set forth in Section 6.4.2.
1.102“FTE” has the meaning set forth in Section 5.1.4.
1.103“Full Data Package and Material” means, with respect to each Prime Reagent selected by BMS in accordance with Section 3.7.3(a), a data package that includes the data and information set forth on Schedule 1.103.
1.104“Functionally Directed to” means, [***].
1.105“Funded Invention” means any invention or discovery that (a) was first invented in connection with any research activities funded, in whole or in part, by the federal government of the United States, any agency thereof, or any Third Party, (b) is a “Subject Invention” as defined in 35 U.S.C. § 201(e), (c) is otherwise subject to the provisions of the Bayh Dole Act, or (d) is the subject of any licenses, options, or other rights of any other Governmental Authority or Third Party, within or outside the United States, due to such Governmental Authority’s or Third Party’s funding of research and development or otherwise, in the case of (a) and (d), excluding financial investors in Prime or any of its Affiliates who do not obtain any license or other rights with respect to, or impose any obligation on, any Prime Licensed IP.
1.106“GAAP” has the meaning set forth in the definition of “Accounting Standards”.
1.107“[***]” has the meaning set forth in Section 3.2.1.
1.108“[***]” Agreement” has the meaning set forth in Section 3.2.1.
1.109“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission, or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city, or other political subdivision thereof, or (c) any supranational body.
1.110“In-Licensed Patents” has the meaning set forth in Section 9.2.4.
1.111“Included FTE Costs and Expenses” means [***].
1.112“IND” means (a) any investigational new drug application filed with the FDA for authorization to commence Clinical Trials and its equivalent in other countries or regulatory jurisdictions and (b) all supplements and amendments that may be filed with respect to the foregoing.
1.113“Indemnification Claim Notice” has the meaning set forth in Section 10.3.1.
1.114“Indemnified Party” has the meaning set forth in Section 10.3.1.
1.115“Indemnitee” has the meaning set forth in Section 10.3.1.
1.116“Indication” means, with respect to a Licensed Product, a separate and distinct disease or medical condition for which a separate Registrational Trial is required for Regulatory Approval and is reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. §201.57(c)(2) or, to the extent applicable, any comparable labeling section outside the U.S.; provided that: (a) different symptom domains or domains of impairment of the same disease or condition are not additional Indications for such Licensed Product; (b) the approved use of such Licensed Product for a disease in different combinations or co-therapies of treatments are not additional Indications for such Licensed Product (e.g., monotherapy vs. add-on or combination therapy with another agent in the same disease); (c) treatment, prevention, and cure of the same disease or disease subtype with such Licensed Product are not additional Indications for such Licensed Product; (d) the approved use of such Licensed Product for such disease in a different line of treatment or a different temporal position in a treatment algorithm for the same disease or condition are not additional Indications for such Licensed Product (e.g., first line vs. second line therapy in the same disease or condition); and (e) treatment of the same disease or condition with such Licensed Product in an expanded, modified or additional patient population are not additional Indications for such Licensed Product.
1.117“Initial Disclosure Schedule” has the meaning set forth in Section 9.2.
1.118“Initial Reagent Disclosure Schedule” has the meaning set forth in Section 9.5.1.
1.119“Initial Reagent Target” has the meaning set forth in Section 3.4.
1.120“Initiation” means, with respect to a Clinical Trial, the administration of the first dose of the relevant Licensed Product to the first human subject in such Clinical Trial.
1.121“Insolvency Event” means (a) the commencement of any bankruptcy, insolvency, moratorium, liquidation, judicial reorganization proceeding, dissolution, arrangement, or proceeding under any creditors’ rights law or other similar proceeding by or against a Party (or, if applicable, a parent of such Party), (b) any application for, consent by a Party (or, if applicable, a parent of such Party), or acquiescence by a Party (or, if applicable, a parent of such Party) in, the appointment of any trustee, receiver, or other custodian for such Party (or, if applicable, a parent of such Party) or a substantial part of its property, (c) any appointment of a trustee, receiver, or other custodian for a Party (or, if applicable, a parent of such Party) or a substantial part of its property, or (d) any assignment by a Party (or, if applicable, a parent of such Party) for the benefit of creditors.
1.122“Invoiced Party” has the meaning set forth in Section 6.6.
1.123“Invoicing Party” has the meaning set forth in Section 6.6.
1.124“IRA” means 42 U.S.C. §§ 1320f et seq. and all its subsequent amendments and replacements.
1.125“Joint IP” has the meaning set forth in Section 8.1.1.
1.126“Joint Know-How” has the meaning set forth in Section 8.1.1.
1.127“Joint Patents” has the meaning set forth in Section 8.1.1.
1.128“JRA Exception” has the meaning set forth in Section 8.7.
1.129“JSC” has the meaning set forth in Section 2.1.
1.130“Key Employee” means [***].
1.131“Knock-In” has the meaning set forth in [***].
1.132“Knock-Out” has the meaning set forth in [***].
1.133“Know-How” means any tangible and intangible information, data, results (including pharmacological, research and Development data, reports, and batch records), materials, discoveries, improvements, compositions of matter, cell lines, assays, sequences, processes, methods, knowledge, protocols, formulas, utility, formulations, inventions (whether patentable or not), strategy, know-how and trade secrets, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, and commercial information or data, in each case, that either Party has treated as confidential or proprietary information and that is not generally known by the public.
1.134“Knowledge” means, with respect to Prime, the knowledge of [***] after performing a reasonably diligent investigation with respect to the applicable facts and information, which shall include a reasonable inquiry of Prime’s outside legal counsel with respect to applicable facts and information.
1.135“Licensed Product” means [***].
1.136“Licensed Reagent” means, with respect to a Selected Reagent Target, any Prime Reagent that (a) [***] and (b) is generated or delivered by, or on behalf of, Prime under the Research Plan and for which the Acceptance Date has occurred.
1.137“Life Sciences Entity” means any pharmaceutical, biotechnology, medical device, or diagnostic company, including any Affiliate or any venture capital subsidiary or venture capital organization or division thereof, excluding any venture fund that (a) controls one (1) or more pharmaceutical, biotechnology, medical device, or diagnostic companies, but does not perform any operational activities for any such pharmaceutical, biotechnology, medical device, or diagnostic company and (b) is not controlled by a pharmaceutical, biotechnology, medical device, or diagnostic company.

1.138“Losses” has the meaning set forth in Section 10.1.
1.139“Major European Markets” means [***].
1.140“Major Markets” means [***].
1.141“Manufacture” and “Manufacturing” means any and all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of any compound, product, or other agent (including a Licensed Reagent or Licensed Product, if applicable), or any intermediate thereof, including formulation development and optimization, process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control.
1.142“Marketing Authorization Application” means a Biologics License Application (as defined by the FDA), or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.143“Material Safety Issue” has the meaning set forth in Section 11.4.
1.144“Mono Product” has the meaning set forth in the definition of “Net Sales”.
1.145“Monospecific Product Target” has the meaning set forth in the definition of “Product Target”.
1.146“Monospecific Target” means [***].
1.147“Multispecific Product Target” has the meaning set forth in the definition of “Product Target”.
1.148“Multispecific Target” means [***].
1.149“Net Sales” means, with respect to a Licensed Product for any period, [***], in an arm’s-length transaction to a Third Party purchaser (including wholesalers and Distributors), less the following deductions to the extent directly applicable to such sales:
(a)[***]
(b)[***]
(c)[***]
(d)[***]
(e)[***]
(f)[***]
(g)[***]
(h)[***] and
(i)[***].

Any of the above deductions shall be permitted if incurred in the ordinary course of business in type and amount consistent with good industry practice.
Net Sales shall not include transfers to Third Parties in connection with Clinical Trials or other research purposes, promotional or advertising purposes, or charitable donations, compassionate use, named-patient, indigent patient or similar arrangements. Net Sales will not include transfers among BMS, its Affiliates, or its Sublicensees unless the recipient is the end user for commercial purposes.
[***].
1.150“Non-Breaching Party” has the meaning set forth in Section 11.3.1.
1.151“Notice Period” has the meaning set forth in Section 11.3.1.
1.152“Novel Spacer” means [***].
1.153“Optimization Costs” means the Optimization [***] provided that such costs shall be included in “Optimization Costs” only to the extent [***].
1.154“Optimization Costs Budget” has the meaning set forth in Section 3.6.4.
1.155“Optimization FTE Costs” means, with respect to [***] the product of (a) [***] and (b) [***].
1.156“Other Development Milestone Event” has the meaning set forth in Section 6.4.2.
1.157“Other Development Milestone Payment” has the meaning set forth in Section 6.4.2.
1.158“Other Ingredient” has the meaning set forth in the definition of “Combination Product”.
1.159“Other Platform Agreement” has the meaning set forth in Section 8.8.1(c).
1.160“Other Reagent Target” means any (a) [***] and (b) [***].
1.161“Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with Accounting Standards consistently applied) by a Party (or its Affiliate) directly incurred in the conduct of any applicable activities under this Agreement, including costs for independent contractors engaged as permitted under this Agreement; provided that Out-of-Pocket Costs shall not include costs for general overhead, postage, communications, photocopying, printing or internet expense, professional dues, operating supplies, printers, photocopiers, fax machines or other office equipment, laboratory equipment, computers or computer service charges, or capital expenditures or any costs that are subsumed within the definition of “Included FTE Costs and Expenses”.
1.162“Owned Patents” has the meaning set forth in Section 9.2.4.
1.163“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.
1.164“PASSIGE Reagent” means [***].
1.165“Patent” means: (a) all patents and patent applications, including provisional patent applications; (b) all patent applications filed from or claiming priority to such patents or patent applications, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications; (c) all patent applications claiming priority to the same application as the foregoing patents and patent applications in (a) or (b); (d) all patents that have issued or in the future issue from the foregoing patent applications in (a), (b), and (c), including utility models, petty patents and design patents and certificates of invention; (e) all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations, and extensions (including any patent term restorations/extensions, supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b), (c), and (d); and (f) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents, and any equivalents of the foregoing.
1.166“Patent Working Group” has the meaning set forth in Section 8.2.1.
1.167“Permitted BMS Purposes” has the meaning set forth in Section 3.8.2.
1.168“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department, or agency of a government.
1.169“Phase 1 Trial” means a Clinical Trial of a Licensed Product in any country in the Territory that meets the requirements of 21 C.F.R. §312.21(a), as amended, whether performed under an IND or an equivalent filing outside the United States.
1.170“Phase 3 Trial” means a Clinical Trial of a Licensed Product in any country in the Territory that meets the requirements of 21 C.F.R. §312.21(c), as amended, whether performed under an IND or an equivalent filing outside the United States.
1.171“PHSA” means the United States Public Health Service Act, as amended.
1.172“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency(ies) or authority having substantially the same function.
1.173“Post-Transaction Consideration Period” has the meaning set forth in Section 4.6.4(c)(i).
1.174“Potential Safety Issue” has the meaning set forth in Section 5.6.3(a).
1.175“Pricing Approval” means, with respect to a Licensed Product, in any country where a Regulatory Authority or other Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval, or determination effective, publication) of reimbursement authorization or pricing approval or determination (as the case may be) for such Licensed Product in such country.
1.176“Prime” has the meaning set forth in the preamble of this Agreement.
1.177“Prime Editing Reagent” means [***].
1.178“Prime Indemnitees” has the meaning set forth in Section 10.1.
1.179“Prime Know-How” means any Know-How, including any [***].
1.180“Prime Licensed IP” means the Prime Know-How and Prime Patents.
1.181“Prime Patent” means any Patent, including [***]Prime Patents [***] include the Patents listed on Schedule 1.181. [***].
1.182“Prime Platform” means [***]. For purposes of this Agreement, Prime Platform does not include [***].

1.183“Prime Platform Improvement IP” means [***] but, in all cases, excluding [***].
1.184“Prime Platform Improvement Know-How” means any Know-How that [***]. excluding any Know-How [***].
1.185“Prime Platform Improvement Patent” means any Patent [***] claim [***].
1.186“Prime Reagent” means [***].
1.187“Prime Specified Target Program” has the meaning set forth in Section 3.2.4.
1.188“Prime Third Party Agreements” means (a) the Existing In-License Agreements and (b) the Additional Prime Platform Agreements.
1.189“Product Infringement” has the meaning set forth in Section 8.4.1.
1.190“Product Target” means [***]. For clarity, Product Targets specifically exclude [***] provided that if [***].
1.191“Product Trademark(s)” means, with respect to a Licensed Product, the Trademark(s) to be used by or on behalf of BMS or its Affiliates or its or their Sublicensees in connection with the distribution, marketing, promotion, and sale of such Licensed Product, which, for clarity, exclude the corporate names and logos of either Party and its Affiliates.
1.192“Proposed Product Target” has the meaning set forth in Section 3.2.5(c).
1.193“Proposed Product Target Notice” has the meaning set forth in Section 3.2.5(c).
1.194“Proposed Reserved Targets” has the meaning set forth in Section 3.2.3(c).
1.195“Proprietary” means, when used under this Agreement with respect to particular technologies, platforms, reagents, materials, products, targets, or Know-How and a Party, that such technology, platform, reagent, material, product, target (or the identity, location, function, or use of such target), or Know-How (a) is covered by a Valid Claim of a Patent owned, licensed, or otherwise controlled by such Party or any of its Affiliates or its or their Sublicensees or (b) constitutes, is comprised of, or contains Know-How owned, licensed, or otherwise controlled by such Party or any of its Affiliates or its or their Sublicensees.
1.196“Prosecute” or “Prosecution” means, with respect to a Patent, any and all activities related to procuring Patent rights or maintaining a Patent in any ex parte proceeding. For clarity, Prosecution includes, for example, preparing, drafting, filing, and prosecuting a Patent, controlling activities relating to procuring patent term adjustments based on patent prosecution activities, controlling activities relating to reissues, ex parte reexaminations, ex parte reviews, and other ex parte proceedings, timely paying any maintenance fees consistent with the obligations of this Agreement, and controlling activities in any related appeals. Prosecution does not include any patent term restorations pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates.
1.197“Reagent Characteristics” has the meaning set forth in Section 3.4.
1.198“Reagent Efficacy” means (a) [***]and (b) [***].
1.199“Reagent Specific Patent” means [***] that [***] claims (a)[***](b)[***] or (c) the use of (a) or (b)[***].

1.200“Reagent Target” means, with respect to [***] that is either (a)[***] or (b)[***]. For clarity, a Reagent Target can be [***].
1.201“Receiving Party” has the meaning set forth in Section 7.1.
1.202“Registrational Trial” means, with respect to a Licensed Product, (a) a Phase 3 Trial or (b) a Clinical Trial for such Licensed Product (whether or not designated a Phase 3 Trial), in each case ((a) and (b)), [***].
1.203“Regulatory Approval” means, with respect to a country in the Territory, the approvals (including INDs, Marketing Authorization Applications, supplements, amendments, variations, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Authority to Commercialize a Licensed Product in such country, including, where applicable, (a) Pricing Approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) approval of product labeling.
1.204“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA, and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of any Licensed Reagent or Licensed Product in the Territory.
1.205“Regulatory Documentation” means all (a) applications (originals, supplements and variations, including all INDs and Marketing Authorization Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals) and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files.
1.206“Regulatory Exclusivity” means, with respect to a Licensed Product in any country in the Territory, any market protection granted by a Regulatory Authority in such country that confers a period during which BMS or its Affiliates or Sublicensees have the exclusive right to market and sell such Licensed Product in such country for all Indications. For clarity, Regulatory Exclusivity may include, for example, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity, to the extent that such exclusivity confers on BMS or its Affiliates or Sublicensees the exclusive right to market and sell such Licensed Product in such country for all Indications approved by such Regulatory Authority.
1.207“Replaced Product Target” has the meaning set forth in Section 3.2.6.
1.208“Representatives” has the meaning set forth in Section 7.2.
1.209“Research” means all scientific investigation, preclinical, and non-clinical activities relating to discovering, identifying, generating, testing, optimizing and developing genome editing reagents. When used as a verb, “Research” means to engage in Research.
1.210“Research Plan” means the research plan agreed by the Parties detailing the Research responsibilities and activities of Prime during the Research Term with respect to Selected Reagent Targets, which shall include, among other items, (a) the Acceptance Criteria for Prime Reagents and (b) an outline of the workflow and estimated timelines for Researching Prime Reagents.
1.211“Research Program” has the meaning set forth in Section 3.1.
1.212“Research Term” means the period beginning on the Effective Date and ending on the [***] of the Effective Date.

1.213“Reserved List” has the meaning set forth in Section 3.2.3(a).
1.214“Reserved Target Cap” has the meaning set forth in Section 3.2.3(b).
1.215“Reserved Target Nomination Notice” has the meaning set forth in Section 3.2.3(c).
1.216“Reserved Targets” has the meaning set forth in Section 3.2.3(a).
1.217“Restricted Targets” has the meaning set forth in Section 3.2.7.
1.218“Results” means all data, analyses, conclusions, developments, information, and other Know-How that is generated under or in connection with the Research Plan.
1.219“Royalty Term” has the meaning set forth in Section 6.5.2.
1.220“Safety Working Group” has the meaning set forth in Section 5.6.4(a).
1.221“Sales Milestone Event” has the meaning set forth in Section 6.4.3.
1.222“Sales Milestone Payment” has the meaning set forth in Section 6.4.3.
1.223“Second European Target Product” has the meaning set forth in Section 6.4.2.
1.224“Second US Target Product” has the meaning set forth in Section 6.4.2.
1.225“Segregate” means to implement and enforce Firewalls between the applicable Competing Program and the Research Program (including the Subject IP) (“Segregated” and “Segregation” have correlative meanings).
1.226“Select BMS Proprietary Reagent Target” has the meaning set forth in the definition of “BMS Proprietary Reagent Target”.
1.227“Select BMS Uses” has the meaning set forth in the definition of “BMS Proprietary Reagent Target”.
1.228“Selected Reagent Target” means an Initial Reagent Target or Additional Reagent Target, as applicable.
1.229“Select Sublicense” means a sublicense granted by BMS or any of its Affiliates pursuant to which the Sublicensee would perform pre-IND Development for Licensed Products and have access to the Prime Platform.
1.230“Senior Executive” means (a) with respect to BMS, [***] and (b) with respect to Prime, [***].
1.231“Sensitive Material” has the meaning set forth in Section 7.7.
1.232“Settlement Sublicensee” has the meaning set forth in the definition of “Sublicensee”.
1.233“Specified Target” has the meaning set forth in the definition of “Specified Target Program”.
1.234“Specified Target Program” means a program pursuant to [***].
1.235“Standard Optimization Activities” means, with respect to [***].
1.236“Subject IP” has the meaning set forth in the definition of “Firewalls”.

1.237“Sublicensee” means a Third Party, other than an Affiliate or a Distributor, that is granted a sublicense (or further right of reference) by BMS or its Affiliates (or by an upstream Sublicensee) under the grants in Section 4.1.1, as provided in Section 4.1.2, except for any Third Party to which BMS (a) grants a sublicense to settle or avoid litigation related to (i) the alleged infringement by a Licensed Reagent or Licensed Product or the Exploitation thereof of any Patents or other intellectual property of a Third Party or (ii) the alleged non-infringement, invalidity or unenforceability of any Patents claiming a Licensed Reagent or Licensed Product or Exploitation thereof or (b) is required to grant a compulsory license by a Governmental Authority of competent jurisdiction permitting such Third Party to make and sell a Licensed Product (any such Third Party described in clause (a) or (b), a “Settlement Sublicensee”); provided that any payments received from a Settlement Sublicensee as consideration for the sublicense will be deemed Net Sales and subject to the royalty payments to Prime under Section 6.5; provided, further, that any such payments shall not be considered for purposes of determining whether any Sales Milestone Events are payable pursuant to Section 6.4.3. For clarity, Prime and its Affiliates are not Sublicensees of BMS.
1.238“Substitute Product Target” has the meaning set forth in Section 3.2.6.
1.239“Substitution Right” has the meaning set forth in Section 3.2.6.
1.240[***] means any [***].
1.241[***] means any [***].
1.242“Target” means any molecule that can be targeted by a [***], including [***].
1.243“Technology Transfer Plan” has the meaning set forth in Section 5.7.
1.244“Term” has the meaning set forth in Section 11.1.
1.245“Terminated Target” has the meaning set forth in Section 11.6.1.
1.246“Terminated Territory” has the meaning set forth in Section 11.6.1.
1.247“Termination Notice” has the meaning set forth in Section 11.3.1.
1.248“Territory” means, with respect to a Licensed Product, worldwide other than any Terminated Territory with respect to such Licensed Product.
1.249“Third Party” means any Person other than BMS, Prime and their respective Affiliates.
1.250“Third Party Acquiree” has the meaning set forth in the definition of Third Party Acquisition.
1.251“Third Party Acquisition” means a transaction in which Prime or any of its Affiliates acquires a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase, purchase of assets, in-license or other means) that does not result in a Change of Control of Prime (and such Third Party acquired in such transaction, a “Third Party Acquiree”).
1.252“Third Party Claim” has the meaning set forth in Section 10.1.
1.253“Third Party Infringement Claim” has the meaning set forth in Section 8.5.1.
1.254“Third Party IP Agreement” has the meaning set forth in Section 8.8.2.
1.255“Third Party Specified Target Program” has the meaning set forth in Section 3.2.4.

1.256“Trademark” means any word, name, symbol, color, shape, designation, or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design, or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing, and all domain names, URLs or social media tags, handles and other identifiers containing such marks.
1.257“Transferred Prime Materials” has the meaning set forth in Section 3.7.2.
1.258“Transferred Technology” has the meaning set forth in Section 5.7.
1.259“Treg Product” means any product containing [***]. A Treg Product is a [***].
1.260“Unavailable Target” means [***].
1.261“Unavailable Target List” has the meaning set forth in Section 3.2.2(a).
1.262“United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.263“UPC Opt-In” means, with respect to a Patent that has previously been opted out of the exclusive competence of the Unified Patent Court pursuant to Article 83(3) of the Agreement on a Unified Patent Court ((2013/C 175/01), 20.6.2013, OJEU 175/1), withdrawing the UPC Opt-Out of such Patent pursuant to Article 83(4) of the Agreement on a Unified Patent Court.
1.264“UPC Opt-Out” means, with respect to a Patent, opting such Patent out of the exclusive competence of the Unified Patent Court pursuant to Article 83(3) of the Agreement on a Unified Patent Court ((2013/C 175/01), 20.6.2013, OJEU 175/1).
1.265“Valid Claim” means (a) a claim of any issued and unexpired patent, where the claim (i) has not been subject to irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer, (ii) is not admitted to be invalid or unenforceable through reissue, and (iii) has not been held permanently revoked, invalid, or unenforceable by a holding, finding, or decision of a court, governmental agency, national, or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal (other than a petition to the United States Supreme Court for a writ of certiorari) or (b) a claim of a pending patent application that has been pending for a period of [***] or less from its earliest effective priority date in the relevant jurisdiction and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.
1.266“Variant” means, with respect to a Target, all fragments, variants, or post-translationally modified and mutated forms of such Target.
1.267“Violation” means that Prime or any of its Affiliates, or any of its or their respective officers or directors, or any other Prime personnel (or other permitted agents of Prime performing activities hereunder, including Third Party subcontractors and their respective officers and directors) has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. §1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or otherwise excluded from contracting with the federal government (see the System for Award Management (formerly known as the Excluded Parties Listing System) at https://sam.gov/content/home); or (c) listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs, including under 21 U.S.C. §335a (https://www.fda.gov/

inspections-compliance-enforcement-and-criminal-investigations/compliance-actions-and-activities/fda-debarment-list-drug-product-applications) (each of (a), (b), and (c), collectively, the “Exclusions Lists”).
1.268“Withholding Tax Action” has the meaning set forth in Section 6.14.1.
1.269“Working Group” has the meaning set forth in Section 2.2.5.
Article 2.GOVERNANCE
2.1Joint Steering Committee. Within [***] after the Effective Date, the Parties shall establish a joint steering committee (“JSC”) with overall responsibility for the oversight and coordination of the Research Program activities under this Agreement. The JSC shall perform the following functions, subject to the final decision-making authority of the respective Parties as set forth in Section 2.2.4:
2.1.1overseeing and monitoring all Research activities in the Territory and the implementation of the Research Plan;
2.1.2reviewing and approving amendments to the Research Plan, including with respect to Additional Reagent Targets in accordance with Section 3.5;
2.1.3reviewing and approving any change in [***];
2.1.4discussing and determining whether and the extent to which to approve any request from BMS to receive any Existing Reagents or any request by BMS to perform activities [***];
2.1.5evaluating and determining the prioritization of Selected Reagent Targets and Prime Reagents under the Research Plan;
2.1.6reviewing and determining whether to approve any requests from Prime to subcontract any of its activities under the Research Plan to a Third Party pursuant to Section 3.6.3;
2.1.7discussing the timeline for nomination of Product Targets in accordance with Section 3.2.5 if applicable;
2.1.8reviewing the data, information, and reports provided pursuant to Section 3.9;
2.1.9reviewing and approving amendments to Schedule 4.1.2;
2.1.10reviewing and approving each [***]; and
2.1.11performing such other duties that are expressly assigned to the JSC under this Agreement or otherwise agreed by the Parties in writing.
2.2General Provisions Applicable to the JSC.
2.2.1Composition. The JSC shall consist of [***] representatives from each Party, each with the requisite experience and seniority to enable such representative to make decisions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the JSC. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members to JSC meetings; provided that such non-member participants shall have no voting or decision-making authority at the JSC and shall be bound by confidentiality obligations no less stringent than those provided in this Agreement; provided, further, that if such non-member participants are Third Parties, such attendance must be approved in advance by the Alliance Managers and such Third Parties shall have entered into written confidentiality agreements on terms that are no less stringent than those provided in this Agreement prior to attending any JSC meeting. The Alliance

Managers shall coordinate activities to prepare and circulate an agenda in advance of each meeting and prepare and issue final minutes within [***] thereafter. Such minutes will not be finalized until the JSC members from each Party review and each Alliance Manager confirms in writing the accuracy of such minutes. The minutes of each JSC meeting shall, among other things, record all matters acted upon and approved or disapproved by the JSC, and any matters the JSC failed to resolve.
2.2.2Meetings. The JSC shall hold meetings [***] or at such frequency and times as the JSC shall determine. All JSC meetings may be conducted by telephone, video-conference, or in person at a venue to be mutually agreed by the Parties. In addition, either Party may request an ad hoc meeting of the JSC, in which case the JSC shall convene a meeting as soon as reasonably practicable, but in no event later than [***] after such request (or, if earlier, at the next regularly scheduled JSC meeting).
2.2.3Procedural Rules. The JSC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JSC shall exist whenever there is present at a meeting at least [***] representative appointed by each Party. Representatives of the Parties on the JSC may attend a meeting either in person or by telephone, video conference, or similar means in which each participant can hear what is said by, and be heard by, the other participants. Representation by proxy shall be allowed.
2.2.4Decision-Making. The JSC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least [***] representative appointed by each Party. If the JSC cannot, or does not, reach consensus on an issue, then the dispute shall [***] with respect to the resolution of the issue. [***]. Any final decision [***]in writing shall be [***]. If [***]; except that (a)[***] and (b) the following disputes shall [***].
For clarity, the JSC shall have no right to resolve Disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith and that are outside of the jurisdiction of the JSC, which shall be resolved pursuant to Section 12.8.
2.2.5Working Groups. From time to time, the JSC may establish working groups (each, a “Working Group”), and shall establish the Patent Working Group and the Safety Working Group pursuant to Section 8.2.1 and Section 5.6.4(a), respectively, to oversee particular projects or activities within the scope of the JSC’s responsibilities, and each such Working Group shall be constituted and shall operate as the JSC determines; provided that each Working Group shall have representation from each Party; and provided, further, that any dispute between the representatives of each Party on a Working Group shall be referred to the JSC for resolution in accordance with Section 2.2.4 and the other terms and conditions of this Agreement. Working Groups may be established on an ad hoc basis for purposes of a specific project, for the term of the JSC or on such other basis as the JSC may determine. Each Working Group and its activities shall be subject to the oversight of, and shall report to, the JSC. In no event shall the authority of the Working Group exceed that specified for the JSC.
2.2.6Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the JSC or a Working Group unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JSC shall not, and no Working Group shall, have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 12.9 or compliance with which may only be waived as provided in Section 12.12.
2.3Discontinuation; Disbandment. The JSC and each Working Group shall continue to exist until the first to occur of: (a) the end of the Research Term (provided, however, that Working Groups shall continue after the end of the Research Term if and to the extent agreed by the Parties); (b) the Parties mutually agreeing to disband the JSC or such Working Group; and (c) [***].

2.4Alliance Manager. Each Party shall notify the other Party within [***] after the Effective Date of the appointment of its Alliance Manager and thereafter shall notify the other Party in writing prior to changing any such appointment. Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.
2.5Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the JSC or any Working Group.
Article 3.RESEARCH PROGRAM
3.1General. During the Research Term, the Parties shall collaborate in the conduct of a research program to identify and further Research Prime Reagents that edit the genomic sequence at or near the Selected Reagent Targets, as further described in this Article 3 (the “Research Program”).
3.2Reserved Targets and Product Targets.
3.2.1[***].
3.2.2Unavailable Target List.
(a)From time to time, Prime may provide the [***] with a [***](each such list, an “Unavailable Target List”)[***]. Each Unavailable Target List is [***].
(b)If any [***] on the Unavailable Target List ceases to be an Unavailable Target [***].
3.2.3Reserved List.
(a)The [***] shall require the [***] to keep a list of [***]The contents of the Reserved List will be [***].
(b)As of the Effective Date, the Reserved List [***]. At any given time, the Reserved List shall [***]Additionally, at any given time until [***].
(c)From time to time during the Research Term until the [***] anniversary of the Effective Date, BMS may, at its sole discretion, notify the [***] of [***].
(d)With respect to each Reserved Target Nomination Notice, [***].
3.2.4Initiation of Specified Target Programs. Prime shall not, and shall cause its Affiliates not to, prior to the [***] of the Effective Date, initiate any Specified Target Program [***].
(a)If the applicable Specified Target is not [***].
(b)If the applicable Specified Target is [***].
3.2.5Nomination of Product Targets.
(a)During the period from the Effective Date until the [***], BMS shall have the right to nominate [***] as Product Targets in accordance with this Section 3.2.5 until the number of Product Targets equals [***]; provided that, for clarity [***].
(b)To nominate a Reserved Target to be a Product Target, BMS shall [***].

(c)To nominate a Monospecific Target or Multispecific Target that is not a Reserved Target to [***].
(d)With respect to each Proposed Product Target Notice, the [***] shall require that: [***].
3.2.6Product Target Substitution Rights. During the period from the Effective Date until the [***] thereof, [***].
3.2.7Restricted List. With respect to each BMS Proprietary Reagent Target, [***].
(a)If the applicable Target is [***].
(b)If the applicable Target is [***].
The Parties agree that this Section 3.2.7 shall only apply to [***].
3.3Existing Reagents. Within [***] after the Effective Date, Prime shall provide to BMS a list of all Prime Reagents that [***] (the “Existing Reagents”). [***].
3.4Selected Reagent Targets. As of the Effective Date, the [***] Reagent Targets are set forth on Schedule 3.4 [***].
3.5Research Plan. The initial Research Plan is attached hereto as Schedule 3.5. The desirable attributes and other required criteria for each Prime Reagent (the “Acceptance Criteria”) shall be set forth in the Research Plan. The Research Plan shall reflect activities aimed at Researching Prime Reagents that satisfy the Acceptance Criteria. [***] Without limiting the foregoing, the JSC shall review the Research Plan annually for the purpose of considering appropriate amendments thereto, and either Party may propose amendments to the Research Plan at any time by submitting such proposed amendment in writing to the JSC for review and approval.
3.6Conduct of the Research Plan.
3.6.1Efforts. With respect to each Selected Reagent Target, Prime will identify, generate and further Research Prime Reagents with respect thereto in accordance with the applicable Reagent Characteristics and as further set forth in the Research Plan and will use [***] to Develop Prime Reagents for such Selected Reagent Target that achieve the applicable Acceptance Criteria. Prime shall commit sufficient staffing, equipment, facilities, materials, and other resources to timely perform all the activities allocated to it under the Research Plan.
3.6.2Compliance; Oversight. During the Research Term, Prime shall conduct Research in accordance with the Research Plan and Applicable Law and in good scientific manner and consistent with good business ethics and data integrity, subject to the oversight, direction, and supervision of the JSC, including that [***].
3.6.3Subcontracting. Prime [***].
3.6.4Costs and Expenses. Except as otherwise provided in this Agreement, including Section 6.6, or the Research Plan or as otherwise mutually agreed by the Parties in writing, Prime shall be solely responsible for its costs and expenses for the conduct of the Research Plan. For the avoidance of doubt, subject to Section 6.6.1, BMS agrees to reimburse Prime for costs and expenses for the conduct of any activities in the Research Plan that are labeled as requiring reimbursement by BMS.
3.6.5Additional Optimization Activities. With respect to each Prime Editing Reagent for each Other Reagent Target, [***].

3.7Delivery of Prime Reagents; Acceptance.
3.7.1Notice of Prime Reagents. During the Research Term, with respect to each Selected Reagent Target, Prime shall (a) promptly notify BMS when it has generated [***] in the course of its Research that Prime determines satisfies the applicable Acceptance Criteria for such Selected Reagent Target and (b) promptly provide to the JSC a description of such Prime Reagents and any Results in support of its determination that such Prime Reagents satisfy the applicable Acceptance Criteria.
3.7.2Initial Delivery; BMS Evaluation Activities. After BMS’s receipt of the notice from Prime set forth in Section 3.7.1 for a Selected Reagent Target, Prime shall deliver to BMS within the time period specified in the Research Plan, (a) quantities of the Prime Reagents identified by Prime pursuant to Section 3.7.1 as set forth in Research Plan (the “Transferred Prime Materials”) [***] (b) copies of and electronic access to all Results generated in the Research of such Prime Reagents under the Research Plan (the “Core Data Package”)[***].
3.7.3Additional Activities; Full Data Package and Material; Acceptance Date. Upon BMS’s completion of the BMS Evaluation Activities with respect to the Prime Reagents identified by Prime pursuant to Section 3.7.1 (or, with respect to any Existing Reagent, at any time after the Effective Date):
(a)if [***] (such date, with respect to [***] the “Acceptance Date”); and
(b)if [***].
3.8Material Transfer.
3.8.1Prior to any (a) supply to BMS of any [***]Transferred Prime Materials or other materials to conduct the BMS Evaluation Activities pursuant to Section 3.7.2 [***] the Parties shall enter into a material transfer agreement, in the form attached hereto as Schedule 3.8, pursuant to which Prime shall supply to BMS, or BMS shall supply to Prime, as applicable, the applicable materials in accordance with the terms and conditions of this Agreement and as set forth in the Research Plan, as applicable.
3.8.2With respect to each Prime Reagent for which Prime provides BMS Transferred Prime Materials, unless and until such Prime Reagent becomes a Licensed Reagent, BMS shall only use the Transferred Prime Materials for such Prime Reagent: (a) to determine whether such Prime Reagent meets the Acceptance Criteria [***] (b) to initiate pre-clinical and non-clinical activities relating to the Product Target for which the applicable Prime Reagent is being developed; (c) to prepare for the conduct of Development activities following such Prime Reagent becoming a Licensed Reagent; and (d)[***].
3.9Reports; Records; Sharing of Data.
3.9.1Reports. During the Research Term, within [***] after the end of each Calendar Quarter or more frequently as the Parties may mutually agree, Prime shall provide the JSC with a presentation summarizing the status of activities under the Research Plan and the Results achieved during the preceding Calendar Quarter, including the status and Results of Research conducted with regard to any Selected Reagent Targets and Prime Reagents. In addition, upon request by BMS, Prime will provide an additional written report to the JSC of its activities related to the Selected Reagent Targets and Prime Reagents to inform BMS of the details of Research under this Agreement that are not covered in such presentation.
3.9.2Records. Prime shall, and shall cause its Affiliates and subcontractors to, maintain, in good scientific manner, complete and accurate books and records of all work conducted pursuant to the Research Plan, including all Results made in the performance thereof. Such books and records shall be (a) appropriate for patent and regulatory purposes, (b) in compliance with Applicable Law, (c) record only the activities conducted under this Agreement and not include or be commingled with records of other activities for other compounds or products that are not the subject of this Agreement, and (d) retained in accordance with its record retention policy and Applicable Law.
3.9.3Sharing of Data and Results. During the Research Term, the Results of all work performed by Prime as part of the Research Plan shall be promptly disclosed to BMS in a reasonable manner as such Results are obtained through the JSC. In addition, upon reasonable request by BMS, Prime shall provide BMS with additional data, results, and other Know-How in Prime’s or its Affiliates’ Control with respect to the Selected Reagent Targets, Product Targets, Prime Reagents, or Research performed by Prime under this Agreement.
3.10[***].
Article 4.LICENSES; EXCLUSIVITY; NEGATIVE COVENANTS
4.1License Grants to BMS.
4.1.1Grants to BMS. Prime (on behalf of itself and its Affiliates) hereby grants to BMS and its Affiliates an exclusive (including with respect to Prime and its Affiliates) license (or sublicense), with the right to grant sublicenses in accordance with Section 4.1.2, under the Prime Licensed IP and Prime’s interests in the Joint IP (a) to Exploit Licensed Products in the Field in the Territory, including, for clarity, to Exploit Licensed Reagents in connection therewith, (b) to perform, under this Agreement, Research and process development activities for the Existing Reagents and any other activities approved by the JSC pursuant to Section 3.3 without BMS exercising its final decision-making authority pursuant to Section 2.2.4, (c) to perform, under this Agreement, the BMS Evaluation Activities pursuant to Section 3.7.2 and (d) to otherwise exercise BMS’s rights in accordance with Article 8 without limiting Prime’s rights under Article 8. The license grants under this Section 4.1.1 do not include rights under any Know-How, Patents, or other intellectual property rights Controlled by Prime or its Affiliates to Exploit any Other Ingredient of a Combination Product, except that such exclusion shall not apply to any Know-How, Patents, or other intellectual property rights [***].
4.1.2Right to Sublicense. BMS may grant sublicenses under the license in Section 4.1.1 to any of its Affiliates or any Third Party without the prior written consent of Prime; provided that any Select Sublicense to a Third Party set forth in Schedule 4.1.2 shall require Prime’s written consent, not to be unreasonably withheld, conditioned, or delayed; provided, further, that the agreement between BMS and any Affiliate or Sublicensee shall be consistent with the terms and conditions of this Agreement. Without limiting the generality of the foregoing sentence, each sublicense agreement between BMS and a Sublicensee shall include (a) confidentiality obligations consistent with Article 7 and (b) a present tense assignment to BMS of Know-How, Patents, and other intellectual property rights conceived, discovered, developed, or otherwise made by or on behalf such Sublicensee under or in connection with this Agreement as necessary for BMS to comply with its assignment obligations with respect to Prime Platform Improvement IP under Section 8.1.2(b). BMS shall have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates (whether or not such Affiliate is granted a sublicense under the license in Section 4.1.1) or Sublicensees. BMS shall remain responsible for its obligations under this Agreement that have been sublicensed to any of its Affiliates or Sublicensees. BMS shall, as promptly as practicable, notify Prime after entering into a material sublicense with a Sublicensee for the exclusive right (even as to BMS and its Affiliates) to Develop and Commercialize Licensed Products in one (1) or more countries in the Territory.
4.2License Grant to Prime.
4.2.1During the Research Term, BMS (on behalf of itself and its Affiliates) hereby grants to Prime a non-transferable (except as provided in Section 12.3), fully-paid, royalty-free, non-exclusive license (or sublicense) under the BMS Licensed IP for Prime to perform its obligations under the Research Plan in accordance with this Agreement. Prime may grant sublicenses under the foregoing license solely to its Affiliates and, with the prior consent of BMS, not to be unreasonably withheld, conditioned, or delayed, or as otherwise permitted under Section 3.6.3, subcontractors solely to perform such obligations on its behalf.

4.2.2With respect to each BMS Proprietary Reagent Target, BMS hereby grants to Prime a non-transferable (except as provided in Section 12.3), fully-paid, royalty-free, sublicensable, non-exclusive license (or sublicense) under the BMS Target IP for such BMS Proprietary Reagent Target for Prime to use the Prime Platform for all purposes (including Research, Development, Manufacturing, Commercialization, and other Exploitation), except to Exploit Prime Reagents or products directed to (a) a Product Target or (b) a Restricted Target with respect to such BMS Proprietary Reagent Target.
4.3No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license, intellectual property interest or other rights, by implication or otherwise, in any Know-How disclosed to it under this Agreement or under any Patents Controlled by the other Party or its Affiliates.
4.4Confirmatory Patent License. Prime shall, if requested to do so by BMS and at Prime’s expense (except for any filing fees which shall be at BMS’s expense), promptly enter into confirmatory license agreements in such form as may be reasonably requested by BMS for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as BMS considers appropriate. Until the execution of any such confirmatory licenses, so far as may be legally possible, Prime and BMS shall have the same rights in respect of the Prime Patents and be under the same obligations to each other in all respects as if said confirmatory licenses had been executed.
4.5Existing In-License Agreements. BMS shall, and shall cause its Affiliates to, and shall require its and their Sublicensees to, comply with the terms of the Existing In-License Agreements that are applicable to the exercise of rights or performance of obligations under this Agreement by or on behalf of BMS, its Affiliates, or its or their Sublicensees, including the Exploitation of Licensed Products by or on behalf of BMS, its Affiliates, or its or their Sublicensees in the Field in the Territory, and set forth in Schedule 4.5 for so long as such terms are in the applicable Existing In-License Agreement and applicable to BMS; provided that when and as reasonably requested by BMS, Prime shall use reasonable efforts to obtain waivers or amendments to, or exercise its rights under, the Existing In-License Agreements so as to harmonize BMS’s obligations under this Section 4.5 with the corresponding provisions of this Agreement.
4.6Exclusivity.
4.6.1Exclusivity Obligations. During the Term, Prime shall not, and shall cause its Affiliates not to (except in accordance with the Research Plan) (a) directly or indirectly, Develop, Manufacture, Commercialize, or otherwise Exploit or (b) license, authorize, appoint, or otherwise enable (including through the grant of an option) any Third Party to, directly or indirectly, Develop, Manufacture, Commercialize, or otherwise Exploit, in either case ((a) or (b)) [***] in any country in the Territory.
4.6.2Exception for Change of Control. Notwithstanding Section 4.6.1, subject to the remainder of this Section 4.6.2, if during the Term, Prime or any of its Affiliates undergoes a Change of Control and the counterparty in such Change of Control or any of its Affiliates (other than Prime and Affiliates of Prime immediately prior to such transaction or successors to Prime or such Affiliates) (collectively, the “Acquiring Entity”) is then engaged in activities that would otherwise constitute a breach of Prime’s obligations under Section 4.6.1 (a “Competing Program”), then Prime shall not be in violation of Section 4.6.1 as a result of such Competing Program for so long as Prime complies with the following terms and conditions:
(a)Unless the Parties agree otherwise in writing, [***] “Advanced Program” means, with respect to [***].
(b)If [***] notifies [***] in writing within such [***].
(c)If [***] notifies [***] in writing within such [***] As used in this Section 4.6, “Divest” means [***] (“Divests”, “Divested” and “Divestiture” have correlative meanings).
(d)[***].

(e)[***].
4.6.3Exception for Third Party Acquisition. Notwithstanding Section 4.6.1, subject to the remainder of this Section 4.6.3, if during the Term, a Third Party Acquiree becomes an Affiliate of Prime as a result of a Third Party Acquisition, and such Third Party Acquiree is then engaged in a Competing Program, then Prime shall not be in violation of Section 4.6.1 as a result of such Competing Program for so long as Prime complies with the following terms and conditions:
(a)Unless the Parties agree otherwise in writing, [***].
(b)If [***] notifies [***] in writing within such [***].
(c)If [***] notifies [***] in writing within such [***].
(d)[***].
(e)[***].
4.6.4Reserved Targets.
(a)If during the Research Term, Prime or any of its Affiliates undergoes a Change of Control or undertakes a Third Party Acquisition, promptly after the date of such Change of Control or Third Party Acquisition, as applicable, Prime shall notify the [***] of all of the Acquiring Entity’s or Third Party Acquiree’s programs, as applicable, other than programs that are Competing Programs as of such date, that involve [***] and [***]. The [***] shall require the [***] to inform Prime whether or not any [***].
(b)With respect to each [***].
(c)With respect to each [***]:
(i)[***] shall notify [***]
(ii)with respect to each [***]
(iii)with respect to each [***].
(d)Prime shall, and shall cause its Affiliates to, Segregate all [***] until such obligation terminates pursuant to Section 4.6.4(b) or Section 4.6.4(c), as applicable.
4.6.5Acknowledgement. Each Party acknowledges and agrees that (a) this Section 4.6 has been negotiated by the Parties, (b) the geographical and time limitations on activities set forth in this Section 4.6 are reasonable, valid, and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the business of the Licensed Products, and (c) BMS would not have entered into this Agreement without the protection afforded it by this Section 4.6. If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in this Section 4.6 are too broad or otherwise unreasonable under Applicable Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties to revise this Section 4.6 to include the maximum restrictions allowable under Applicable Law.
4.7Post-Prime Change of Control Covenant Not to Sue. From and after the effective date of any Change of Control of Prime, Prime shall cause Acquiring Entity and its Affiliates (including its successors, assigns, and transferees for the applicable Patents) not to, institute or prosecute, any claim, demand, action, or other proceeding for damages, costs, expenses, or compensation, or for an enjoinment, injunction, or any other equitable remedy, against BMS or any of its Affiliates or Sublicensees alleging that the Exploitation of any Licensed Reagents or Licensed Product infringes any Patent owned or controlled by Acquiring Entity or any of its Affiliates that is not a

Prime Patent; provided that the foregoing covenant excludes (a) any Patent to the extent that it claims any Other Ingredient other than the [***] component in a Combination Product, except that such exclusion shall not apply to any Patent directed to the combination of (i) such [***], on the one hand and (ii) such Other Ingredient, on the other hand (but, for clarity, not the composition of matter or Exploitation of such Other Ingredient itself) and (b) any Patent to the extent that it claims any proprietary formulation, delivery mechanisms, devices, methods, or manufacturing process to the extent not incorporated in or used for a Licensed Reagents or Licensed Product prior to the effective date of such Change of Control.
4.8Rights in Bankruptcy.
4.8.1The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of 11 U.S.C § 101 et seq. (the “Bankruptcy Code”) or any analogous provisions in any country other than the U.S. to the maximum extent permitted by Applicable Law. All rights and licenses granted to BMS under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the Bankruptcy Code, shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any country other than the U.S. BMS shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any analogous provisions in any country other than the U.S., including the right to obtain the intellectual property from another entity.
4.8.2Prime will, during the Term, create and maintain current and updated copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property licensed to BMS under this Agreement. Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) include: (a) copies of research data; (b) laboratory samples; (c) product samples and inventory; (d) formulas; (e) laboratory notes and notebooks; (f) data and results related to clinical studies; (g) Regulatory Documentation (including Regulatory Approvals); (h) rights of reference in respect of Regulatory Documentation (including Regulatory Approvals); (i) pre-clinical research data and results; (j) tangible Know-How (including Prime Know-How and Joint Know-How); and (k) marketing, advertising, and promotional materials that relate to such intellectual property. Upon the occurrence of an Insolvency Event by or against Prime, BMS shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in BMS’s possession, shall be promptly delivered to it upon BMS’s written request (x) upon commencement of a bankruptcy proceeding, unless Prime continues to perform all of its obligations under this Agreement, or (y) if not delivered pursuant to clause (x) above because Prime continues to perform, upon the rejection of this Agreement by or on behalf of Prime. Unless and until Prime rejects this Agreement, Prime shall perform all of its obligations under this Agreement. Prime shall not interfere with the rights of BMS to intellectual property as set forth in this Section 4.8, including the right to obtain the intellectual property from another entity.
4.8.3The Parties intend and agree that any sale of Prime’s assets under Section 363 of the Bankruptcy Code shall be subject to BMS’s rights under Section 365(n), that BMS cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of BMS’s rights under this Agreement and Section 365(n) without the express, contemporaneous written consent of BMS.
4.8.4All rights, powers, and remedies provided to BMS in this Section 4.8 are not in substitution for any other rights, powers, and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code). The Parties intend the following rights to extend to the maximum extent permitted by Applicable Law, and to be enforceable under Bankruptcy Code Section 365(n), following an Insolvency Event:
(a)the right of access to any intellectual property rights (including all embodiments thereof) licensed to BMS under this Agreement;
(b)the right to contract directly with any Third Party with whom Prime has contracted to perform an obligation of Prime under this Agreement as of the effective date of an Insolvency Event, in order to complete the contracted work; and

(c)the right to cure any breach by Prime under any agreement with a Third Party with whom Prime has contracted to perform an obligation of Prime under this Agreement as of the effective date of an Insolvency Event, and set off the costs thereof against amounts payable to Prime under this Agreement.
4.8.5The Parties acknowledge and agree that payments made under Section 6.4 shall not (a) constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or any analogous provisions in any other country or (b) relate to the use of intellectual property hereunder.
Article 5.DEVELOPMENT, COMMERCIALIZATION, AND MANUFACTURING OF PRODUCTS
5.1Additional Transfer Support to BMS.
5.1.1Without limiting the licenses and other rights and obligations under this Agreement (including the rights granted to BMS under Article 4), with respect to each Licensed Reagent, Prime shall provide reasonable assistance to BMS in connection with the transfer of such Licensed Reagent to BMS (including making Prime’s personnel available during normal business hours to respond to BMS’s inquiries with respect to such Licensed Reagent).
5.1.2With respect to each Licensed Reagent, [***].
5.1.3With respect to each Licensed Reagent, at any time after the applicable Acceptance Date, if BMS reasonably believes additional Know-How in the Control of Prime or any of its Affiliates is necessary or useful for the use of such Licensed Reagent to Manufacture Licensed Products or to Exploit Licensed Products so Manufactured, then BMS may request such additional Know-How from Prime, upon which request the Parties shall discuss such request in good faith and Prime shall transfer to BMS such additional Know-How in the Control of Prime or any of its Affiliates.
5.1.4With respect to each Licensed Reagent, (a) Prime shall provide [***].
5.2Development and Commercialization. As between the Parties, BMS shall have the sole right in its sole discretion, directly or through its Affiliates and Sublicensees, at its sole cost and expense, to Develop, Manufacture, Commercialize, and otherwise Exploit Licensed Products in the Field in the Territory, including the conduct of all necessary IND-enabling studies for Licensed Products in the Field in the Territory, and [***].
5.3Diligence. With respect to each Product Target, BMS shall use Commercially Reasonable Efforts to Develop, seek Regulatory Approval for, and (after receipt of Regulatory Approval (including any applicable pricing and reimbursement approvals that are reasonably acceptable to BMS)) Commercialize one (1) Licensed Product Directed to such Product Target for one (1) Indication in the United States and three (3) Major European Markets. Prime acknowledges and agrees that nothing in this Section 5.3 is intended, or shall be construed, to require BMS to Develop or Commercialize a specific Licensed Product.
5.4Subcontracting by BMS. Without limiting Section 4.1.2, BMS shall be entitled to subcontract any of its activities under this Agreement to Third Parties; provided that no such permitted subcontracting shall relieve BMS of any obligation hereunder (except to the extent satisfactorily performed by such subcontractor).
5.5Annual Reports. With respect to each Product Target, from the Acceptance Date for the first Licensed Reagent that is a PASSIGE Reagent that delivers a [***] that is Directed to such Product Target until the First Commercial Sale for such Licensed Product in a Major Market, BMS shall provide to Prime a high-level summary on an annual basis of its Development or Commercialization activities, as applicable, with respect to Licensed Products Functionally Directed to such Product Target in the Major Markets conducted since the last such summary was provided hereunder (or since such Acceptance Date with respect to the first such summary).

5.6Regulatory.
5.6.1Generally. As between the Parties, BMS shall have the sole right and decision-making authority with respect to regulatory matters for Licensed Products (including the right to prepare, obtain, and maintain all INDs, Regulatory Approvals, and other submissions and to control interactions and communications with Regulatory Authorities, pharmacovigilance reporting, labeling, safety, and the decision to file or withdraw any Regulatory Approval or to cease or suspend any Clinical Trial) in the Field in the Territory, subject to this Section 5.6.1. BMS shall consult with Prime regarding [***].
5.6.2Regulatory Support. Prime shall cooperate fully with BMS and support BMS as may be reasonably necessary in obtaining and maintaining Regulatory Approvals for the Licensed Products and in the other activities in support thereof, including [***]. Prime shall provide [***].
5.6.3Safety Issues; Recalls.
(a)Without limiting Section 5.5, BMS shall promptly disclose to Prime any material safety data (including adverse events/adverse drug reactions) generated in or arising from the Development or Commercialization of a Licensed Product in the Field that is reasonably relevant to the safety of a Prime Reagent (a “Potential Safety Issue”). Any Potential Safety Issue that has resulted in death or has been life-threatening shall be reported to Prime within [***] after BMS learns of such Potential Safety Issue. Prior to BMS taking a position with a Regulatory Authority, or making any change to an investigator brochure or protocol in a Clinical Trial, in connection with a Potential Safety Issue, BMS shall discuss such matter with Prime and consider in good faith comments timely provided by Prime.
(b)As between the Parties, BMS shall have the sole right, at its sole cost and expense, to make all determinations with respect to, and to implement any recall, market suspension, or market withdrawal with respect to, any Licensed Product in the Field in the Territory.
(c)Prime shall promptly disclose to BMS any material safety data (including adverse events/adverse drug reactions) generated in or arising from the use of any Prime Reagents by or on behalf of Prime, any of its Affiliates or any of its or their (sub)licensees that is reasonably relevant to the safety of a Licensed Reagent; provided that Prime shall disclose to BMS any such material safety data regarding any death or life-threatening event within [***] after Prime learns of such material safety data.
5.6.4Safety Working Group.
(a)Formation and Membership. When appropriate as required by the progress of activities under this Agreement, but no later than the Initiation of the first Clinical Trial of a Licensed Product under this Agreement, the Parties shall establish a Working Group to provide a forum for the Parties to review and discuss safety concerns (including safety-related regulatory and process development matters) relating to the Licensed Products in the Field in the Territory (the “Safety Working Group”). The Safety Working Group shall consist of at least one (1) representative from each Party with the requisite experience and seniority to enable such representative to participate in discussions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the Safety Working Group. Each Party may replace its Safety Working Group representative(s) at any time upon notice to the other Party.
(b)Meetings. The Safety Working Group shall hold a meeting within [***] after its establishment to establish the scope of activities and to create procedures as necessary to fulfill the Safety Working Group’s responsibilities under Section 5.6.4(c), and shall thereafter hold meetings at such frequency and times as the Safety Working Group shall determine. All Safety Working Group meetings may be conducted by telephone, video-conference, or in person at a venue to be mutually agreed by the Parties. In addition, either Party may request an ad hoc meeting of the Safety Working Group, in which case the Safety Working Group shall convene a meeting as soon as reasonably practicable.

(c)Discussion Forum. The Safety Working Group shall provide a forum for the Parties to review and discuss updates provided by the Parties relating to (i) regulatory updates provided by BMS pursuant to Section 5.6.1, (ii) regulatory support provided by Prime pursuant to Section 5.6.2 (if needed), (iii) safety issues disclosed by either Party under Section 5.6.3, and (iv) such other safety matters as the Safety Working Group may determine. Each Party shall consider the other Party’s comments discussed in meetings of the Safety Working Group in good faith. For clarity, the Safety Working Group is [***].
5.7Technology Transfer. At BMS’s request, Prime shall perform a transfer of Prime Know-How and activities, including process and analytic development and support services, for the Licensed Reagents under the technology transfer plan set forth in Schedule 5.7 (such plan, the “Technology Transfer Plan”; and such transferred Prime Know-How, the “Transferred Technology”), which Prime shall supplement, as needed, for specific Licensed Reagents pursuant to Section 5.1. In accordance with the Technology Transfer Plan (and subject to any time limits or cost sharing provided therein), Prime shall provide all reasonable assistance requested by BMS to enable BMS (or its Affiliate or designated Third Party manufacturer, as applicable) to implement the Transferred Technology at the facilities designated by BMS as needed to support BMS’s exercise of the licenses granted under Section 4.1. Without limitation to the foregoing, in the course of implementing the Technology Transfer Plan:
(a)Prime shall make available to BMS (or its Affiliate or designated Third Party manufacturer, as applicable) from time to time as BMS may request in connection with the implementation of the Transferred Technology, all documentation constituting material support, performance advice, shop practice, standard operating procedures, specifications as to materials to be used and control methods, in each case, that are reasonably necessary or useful to enable BMS (or its Affiliate or designated Third Party manufacturer, as applicable) to use and further Develop the Transferred Technology to support BMS’s exercise of the licenses granted under Section 4.1; and
(b)Prime shall cause all appropriate employees and representatives of Prime and its Affiliates to meet with employees or representatives of BMS (or its Affiliate or designated Third Party manufacturer, as applicable) at the applicable facility at mutually convenient times to assist with the working up and use of the Transferred Technology and with the training of the personnel of BMS (or its Affiliate or designated Third Party manufacturer, as applicable) to the extent reasonably necessary or useful to enable BMS (or its Affiliate or designated Third Party manufacturer, as applicable) to use and further Develop the Transferred Technology to support BMS’s exercise of the licenses granted under Section 4.1.
[***].
Article 6.PAYMENTS; ROYALTIES AND REPORTS
6.1Upfront Payment. BMS shall pay Prime a one-time, non-creditable, non-refundable payment of Fifty-Five Million Dollars ($55,000,000) within [***] after the Effective Date.
6.2Equity Investment. The Parties shall enter into a securities purchase agreement as of the Effective Date and, subject to the terms and conditions of such securities purchase agreement, BMS will pay Prime an amount equal to Fifty-Five Million Dollars ($55,000,000) in exchange for unregistered (but registerable) common stock of Prime.
6.3Reagent Delivery and Acceptance Fee. After [***] has occurred for [***].
6.4Milestone Payments.
6.4.1Development Candidate Development Milestones. Subject to the terms and conditions of this Agreement (including Section 6.10, Section 11.7(b), and Section 11.8.1), on a Product Target-by-Product Target basis, for each milestone event set forth in the table below (each, a “DC Development Milestone Event”), BMS shall pay Prime a non-creditable, non-refundable payment of the corresponding milestone payment set forth in the table below (each, a “DC Development Milestone Payment”) within [***] after BMS or any of its Affiliates or its or their Sublicensees first achieves such DC Development Milestone Event.

#	DC Development Milestone Event	DC Development Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]

Each DC Development Milestone Payment shall be payable only upon the first achievement of the corresponding DC Development Milestone Event, and no amounts shall be due for subsequent or repeated achievements of such DC Development Milestone Event, whether for the same or a different Licensed Product or a different Indication. The maximum aggregate amount payable by BMS pursuant to this Section 6.4.1 is One Hundred and Eighty-Five Million Dollars ($185,000,000). If the first Development Candidate Nomination for a Licensed Product Functionally Directed to a Multispecific Product Target results in the achievement of Development Milestone Event [***] and BMS discontinues Development of Licensed Products Functionally Directed to such Multispecific Product Target and then achieves Development Candidate Nomination for a Licensed Product Functionally Directed to a Product Target that is either (a) [***], and the first Development Candidate Nomination for a Licensed Product Functionally Directed to such second Product Target shall result in the deemed achievement of the subsequent DC Development Milestone Event [***].
6.4.2Other Development Milestones. Subject to the terms and conditions of this Agreement (including Section 6.10, Section 11.7(b), and Section 11.8.1), for each milestone event set forth in the table below (each, an “Other Development Milestone Event”), with respect to each Product Target, BMS shall pay Prime a non-creditable, non-refundable payment of the corresponding milestone payment set forth in the table below (each, an “Other Development Milestone Payment”) within [***] after BMS or any of its Affiliates or its or their Sublicensees first achieves such Other Development Milestone Event for such Product Target.

#	Other Development Milestone Event	Other Development Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]
8.	[***]	[***]
9.	[***]	[***]
10.	[***]	[***]
11.	[***]	[***]
12.	[***]	[***]
13.	[***]	[***]
14.	[***]	[***]
15.	[***]	[***]
16.	[***]	[***]

17.	[***]	[***]
18.	[***]	[***]

[***]. Each Other Development Milestone Payment shall be payable only upon the first achievement of the corresponding Other Development Milestone Event with respect to each Product Target and no amounts shall be due for subsequent or repeated achievements of such Other Development Milestone Event for such Product Target, whether for the same or a different Licensed Product or a different Indication. Initiation of a Clinical Trial for a Licensed Product or First Milestone Sale of a Licensed Product in a country shall not result in more than one (1) Other Development Milestone Payment regardless of the number of Product Targets such Licensed Product is Functionally Directed to. The maximum aggregate amount payable by BMS pursuant to this Section 6.4.2 for each Product Target is [***].
If BMS discontinues Development of Licensed Products Functionally Directed to a Multispecific Product Target and then Develops Licensed Products Functionally Directed to a Product Target that is either (a) [***] or (b) [***]. Notwithstanding the foregoing, if BMS’s decision to discontinue Development of Licensed Products Functionally Directed to the original Multispecific Product Target in the above scenario [***] (a) BMS shall owe Other Development Milestone Payments for the achievement of Other Development Milestone Events with respect to the second Product Target that were not achieved with respect to the discontinued Multispecific Product Target, and (b) BMS shall not owe Other Development Milestone Payments for the achievement of Other Development Milestone Events with respect to the second Product Target that were previously achieved (and for which the corresponding Other Development Milestone Payment was paid) with respect to the discontinued Multispecific Product Target.
6.4.3Sales Milestones. Subject to the terms and conditions of this Agreement (including the last sentence of Section 6.5.2, Section 6.10, Section 11.7(b), and Section 11.8.1), with respect to each milestone event set forth in the table immediately below (each, a “Sales Milestone Event”), on a Licensed Product-by-Licensed Product basis, BMS shall pay Prime a non-creditable, non-refundable payment of the corresponding milestone payment set forth in such table (each, a “Sales Milestone Payment”) within [***] after the end of the Calendar Year in which BMS or any of its Affiliates or its or their Sublicensees first achieves such Sales Milestone Event for such Licensed Product.

#	Sales Milestone Event	Sales Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]

If in a given Calendar Year (a) more than [***] Sales Milestone Event is achieved for a particular Licensed Product, BMS shall pay Prime a separate Sales Milestone Payment with respect to each Sales Milestone Event that is achieved by such Licensed Product in such Calendar Year or (b) the same Sales Milestone Event is achieved by more than one (1) Licensed Product, BMS shall pay Prime a separate Sales Milestone Payment with respect to each

Licensed Product that achieves such Sales Milestone Event in such Calendar Year. Each Sales Milestone Payment shall be payable only upon the first achievement of the corresponding Sales Milestone Event with respect to each Licensed Product and no amounts shall be due for subsequent or repeated achievements of such Sales Milestone Event by such Licensed Product. The maximum aggregate Sales Milestone Payments payable by BMS pursuant to this Section 6.4.3 for a Licensed Product is [***].
6.4.4Notice of Milestone Event Achievement. With respect to each Development Milestone Event and Sales Milestone Event, BMS shall notify Prime in writing within [***] following the achievement of such Development Milestone Event or Sales Milestone Event, as applicable.
6.5Royalties.
6.5.1Royalties for Licensed Products. Subject to the terms and conditions of this Agreement (including Section 6.5.3, Section 6.5.4, Section 6.5.5, Section 6.10, Section 11.7(b), and Section 11.8.1), commencing on the First Commercial Sale of a Licensed Product in the Territory, on a Licensed Product-by-Licensed Product and country-by-country basis, during the Royalty Term for such Licensed Product and such country, BMS shall pay Prime a royalty on Net Sales of such Licensed Product in such country. Such royalty shall be determined based on the Net Sales of such Licensed Product in the Territory during each Calendar Year at the following rates:

Net Sales of such Licensed Product in the Territory in a Calendar Year	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
6.5.2Royalty Term. BMS’s obligation to pay Prime royalties with respect to a Licensed Product in the Territory on a Licensed Product-by-Licensed Product and country-by-country basis, shall commence on the date of the First Commercial Sale of such Licensed Product in such country and shall end upon the later to occur of (a) the first date on which there is no Valid Claim of a Prime Patent, Joint Patent, or Assigned BMS Materials/Target Patent, in each case, that Covers the gene editing process in the synthesis of such Licensed Product in such country of sale; and (b) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”). BMS shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country in the Territory after the Royalty Term for such Licensed Product in such country has expired (including for sales of any such Licensed Product in such country held in inventory (determined in accordance with Accounting Standards) to the extent such sales do not result in a Net Sale before the expiration of the applicable Royalty Term in accordance with Accounting Standards) and from and after the expiration of such Royalty Term, Net Sales of such Licensed Product in such country shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in Section 6.4.3 and Section 6.5.1.
6.5.3Royalty Reductions. Notwithstanding Section 6.5.1, but subject to Section 6.5.2 and Section 6.5.5, with respect to each Licensed Product in a given country in the Territory:
(a)from and after the date on which there is no Valid Claim of a Prime Patent, Joint Patent, or Assigned BMS Materials/Target Patent, in each case, that Covers the gene editing process in the synthesis of such Licensed Product in such country during the Royalty Term for such Licensed Product in such country, the royalty rates for such Licensed Product set forth in Section 6.5.1 shall be reduced by [***] with respect to such country;
(b)if, during the Royalty Term for such Licensed Product in such country, a Biosimilar Product with respect to such Licensed Product is launched in such country, then (i) Net Sales of such Licensed Product in such country shall thereafter be excluded for the purposes of calculating the Net Sales thresholds and ceilings pursuant to Section 6.4.3 and (ii) the royalty rates for such Licensed Product set forth in Section 6.5.1 shall be reduced by [***] thereafter with respect to such country; and
(c)(i) if a Governmental Authority of competent jurisdiction exercises march-in rights or otherwise requires BMS or any of its Affiliates or its or their Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell such Licensed Product in such country or (ii) with respect to the U.S., in the event that, during the Royalty Term for a Licensed Product in the U.S., the U.S. Department of Health and Human Services designates such Licensed Product as a selected drug subject to maximum fair price negotiation under the IRA, then, in each case ((i) and (ii)), (x) the royalty rates for such Licensed Product set forth in Section 6.5.1, shall be reduced by [***] with respect to such country and (y) Net Sales of such Licensed Product in such country shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in Section 6.4.3.
Any reductions set forth in this Section 6.5.3 shall be applied to the royalty rate payable to Prime under Section 6.5.1 in the order in which the event triggering such reduction occurs, and any reductions pursuant to this Section 6.5.3 shall apply only to the relevant Licensed Product in the relevant country and shall be allocated pro rata across each of the royalty tiers in the relevant Calendar Quarter. Schedule 6.5.3 contains an example calculation of royalties payable on Net Sales of a Licensed Product with the reductions contemplated by Section 6.5.3. The example set forth on Schedule 6.5.3 is for illustrative purposes only.
6.5.4Offset for Third Party Payments. Subject to Section 6.5.5, BMS may deduct from the royalties otherwise owed to Prime pursuant to Section 6.5.1 (as adjusted by Section 6.5.3) on Net Sales of a Licensed Product in a country in the Territory [***] of (a) (i) any [***] or (ii) any [***] and in each case ((a) and (b)), except with respect to [***]; provided that if [***], the foregoing [***] limitation will not apply, and BMS shall have the right to deduct [***] of such payments. Notwithstanding anything to the contrary herein, no deduction or offset will be permitted with respect to [***].
6.5.5Royalty Floor. With respect to each Licensed Product and a country, in no event shall the royalties payable by BMS to Prime with respect to such Licensed Product in such country pursuant to Section 6.5.1 in a Calendar Quarter, taking into account the reductions described in Section 6.5.3 and the deductions described in Section 6.5.4 be less than [***] on Net Sales of such Licensed Product in such country for such Calendar Quarter (after applying any applicable deductions and credits available to Prime, applied on a pro rata basis across all products on which such credits or offsets are available); provided that the foregoing limitation will not apply with respect to [***]. Credits for reductions pursuant to Section 6.5.4 not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the preceding sentence.
6.5.6Royalty Payments and Reports. BMS shall calculate all amounts payable to Prime pursuant to this Section 6.5 at the end of each Calendar Quarter, which amounts shall be converted to Dollars in accordance with Section 6.8. BMS shall pay Prime the royalty amounts due with respect to a given Calendar Quarter within [***] after the end of such Calendar Quarter. Each payment of royalties due to Prime shall be accompanied by a statement of the amount of Net Sales of each Licensed Product in each country in the Territory during the applicable Calendar Quarter and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.
6.6Optimization Costs.
6.6.1Reimbursement of Optimization Costs. With respect to each Prime Editing Reagent [***](any such termination, an “Early AOA Termination”). For clarity, any termination [***] shall not constitute an Early AOA Termination. [***].
6.6.2FTE and Out-of-Pocket Costs. Prime shall record and account for its Optimization FTE Costs and its Out-of-Pocket Costs with respect to Additional Optimization Activities to the extent that such Optimization FTE Costs and Out-of-Pocket Costs are included in the Optimization Costs. Prime shall calculate and maintain records of FTE effort incurred by it in the same manner as used for other products developed by Prime, unless instructed by the JSC to employ other procedures.
6.6.3Optimization Cost Overruns.
(a)Prime shall promptly inform BMS upon Prime determining that [***].
(b)The portion of any [***] Additional Optimization Activities for any [***] that is (i) [***] and (ii) [***].
(c)To the extent that any [***] is not included in the Optimization Costs as provided in clause (b) above, (i) [***] can either (i) [***] or (ii) [***].
6.6.4Optimization Costs Reports and Payment. With respect to each Prime Editing Reagent [***] for which Prime performs Additional Optimization Activities, [***].
6.7Other Invoiced Amounts. If either Party (the “Invoicing Party”) is owed amounts by the other Party (the “Invoiced Party”) pursuant to this Agreement (other than pursuant to Section 6.1, Section 6.2, Section 6.3, Section 6.4, or Section 6.5), the Invoicing Party shall have the right to invoice the Invoiced Party for such amounts once per Calendar Quarter, which invoice shall include a reference to the section of this Agreement under which the Invoicing Party is requesting reimbursement or payment and be accompanied by reasonable documentation of the incurrence or accrual of the costs to be reimbursed. The Invoiced Party shall pay any such invoiced amounts within [***] after its receipt of such invoice; provided, however, that if the Invoiced Party in good faith disputes any portion of any such invoice, it shall pay the undisputed portion and shall provide the Invoicing Party written notice of the disputed portion and its reasons therefor, and the Invoiced Party shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of the Invoicing Party. The Parties shall use good faith efforts to resolve any such disputes promptly, and any such disputes that are not resolved within [***] shall be resolved in accordance with Section 12.8.
6.8Mode of Payments. All payments to either Party under this Agreement shall be made by electronic funds transfer in Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with BMS’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.
6.9Interest on Late Payments. Any amount (or portion thereof) required to be paid by a Party hereunder that is not paid within [***] of the date such amount is due will accrue interest at an annual rate of [***] above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue (or the maximum legal interest rate allowed by Applicable Law, if less) from and after such date, calculated based on the number of days such payment is late, and the late Party will be responsible for reasonable legal fees and expenses incurred by the other Party in connection with the collection thereof.
6.10Right to Offset. Each Party shall have the right to offset any amount owed by the other Party to such first Party under or in connection with this Agreement against any payments owed by such first Party to such other Party under this Agreement. Such offsets shall be in addition to any other rights or remedies available under this Agreement and Applicable Law.
6.11Financial Records. (a) BMS shall, and shall cause its Affiliates to, keep complete and accurate financial books and records pertaining to Net Sales and (b) Prime shall, and shall cause its Affiliates to, keep complete and accurate financial books and records pertaining to Optimization Costs for Additional Optimization Activities, in each case ((a) and (b)), to the extent required to calculate and verify all amounts payable hereunder. Each Party shall, and shall cause its Affiliates to, retain such books and records until the later of (x) [***] after the end of the period to which such books and records pertain and (y) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law.
6.12Audits.
6.12.1At the request of the other Party, each Party shall, and shall cause its Affiliates (and in the case of BMS, shall use commercially reasonable efforts to cause its and their Sublicensees) to, permit an independent public accounting firm of nationally recognized standing designated by the other Party and reasonably acceptable to the audited Party (or its Affiliate or, in the case of BMS, its or its Affiliate’s Sublicensee, as applicable), at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.11 to ensure the accuracy of all reports and payments made hereunder. Such audits may not (a) be conducted for any Calendar Quarter more than [***] after the end of such Calendar Quarter, (b) be conducted more than once in any [***], or (c) be repeated for any Calendar Quarter. The accounting firm shall disclose only whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared. The cost of each audit shall be borne by the auditing Party unless an audit reveals a variance of more than the greater of [***] from the reported amounts and [***], in which case the audited Party shall bear the cost of such audit. Unless disputed pursuant to Section 6.12.2, if such audit concludes that (x) additional amounts were owed by one Party to the other Party, the owing Party shall pay the additional amounts (and, if such additional amounts are owed due to an error in an invoice or report provided by such owing Party, with interest thereon as provided in Section 6.9) or (y) excess payments were made by one Party to the other Party, the overpaid Party shall reimburse such excess payments (and, if such excess payments were made due to an error in an invoice or report provided by such overpaid Party, with interest thereon as provided in Section 6.9), in either case ((x) or (y)), within [***] after the date on which such audit is completed by the auditing Party.
6.12.2In the event of a dispute with respect to any audit under Section 6.12.1, Prime and BMS shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Expert”). The decision of the Audit Expert shall be final and the costs of such resolution as well as the initial audit shall be borne between the Parties in such manner as the Audit Expert shall determine. If such decision concludes that (a) additional amounts were owed by one Party to the other Party, the owing Party shall pay the additional amounts (and, if such additional amounts are owed due to an error in an invoice or report provided by such owing Party, with interest thereon as provided in Section 6.9) or (b) excess payments were made by one Party to the other Party, the overpaid Party shall reimburse such excess payments (and, if such excess payments were made due to an error in an invoice or report provided by such overpaid Party, with interest thereon as provided in Section 6.9), in either case ((a) or (b)), within [***] after such decision and in accordance with such decision.
6.13Confidentiality. The Receiving Party shall treat all information subject to review under this Article 6 in accordance with the confidentiality provisions of Article 7, and the Parties shall cause the accounting firm or the Audit Expert, as applicable, to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such accounting firm or Audit Expert, as applicable, to retain all such financial information in confidence pursuant to such confidentiality agreement.
6.14Taxes.
6.14.1Withholding Taxes. The receiving Party will pay any and all taxes levied on account of all payments it receives under this Agreement. The paying Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. The paying Party shall: (a) deduct those taxes from such payment; (b) timely remit the taxes to the proper taxing authority; and (c) send evidence of the obligation, together with proof of tax payment, to the receiving Party on a timely basis following that tax payment. Notwithstanding the foregoing sentence, if the paying Party takes any action of its own discretion that is not required by the terms of this Agreement or a Regulatory Authority, including any assignment, sublicense, change of place of incorporation, or failure to comply with Applicable Laws or filing or record retention requirements, and such action results in an additional or increased withholding obligation with respect to payments to be made by the paying Party pursuant to this Agreement (“Withholding Tax Action”), then the paying Party shall true up payments owed to the receiving Party such that the paying Party bears the amount of the additional or increased withholding obligation attributable to such Withholding Tax Action; provided that the foregoing requirement that the paying Party increases the sum payable upon any additional or increased withholding under this Section 6.14.1 will not apply: (x) to the extent that such additional or increased withholding would not have been imposed but for any action of the receiving Party of its own discretion that is not required by the terms of this Agreement or a Regulatory Authority, including any assignment, sublicense, change of place of incorporation, or failure to comply with Applicable Laws or filing or record retention requirements or (y) to the extent that such additional or increased withholding would not have been imposed but for the receiving Party failing to provide to the paying Party at the time or times reasonably requested by the paying Party or as required by Applicable Law, (i) in the case of a U.S.-related withholding, a properly completed and duly executed U.S. nonresident withholding tax certificate (e.g., form of W-8BEN) establishing treaty (or other) exemption for such deduction or withholding that the receiving Party is legally entitled to claim (determined in the receiving Party’s reasonable discretion), or (ii) in the case of any other jurisdiction, equivalent documentation establishing treaty (or other) exemption for such deduction or withholding that the receiving Party is legally entitled to claim (determined in the receiving Party’s reasonable discretion), in either case ((i) or (ii)), together with withholding certificates or withholding statements, as appropriate (or any other form reasonably requested by the paying Party). The paying Party agrees to cooperate with the receiving Party in claiming refunds or exemptions from, or reductions in, such deductions or withholdings under any Applicable Law or treaty to ensure that any amounts required to be withheld pursuant to this Section 6.14 are reduced to the fullest extent permitted by Applicable Law. In addition, the Parties shall cooperate to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement, as applicable.
6.14.2Tax Documentation. Each Party has provided a properly completed and duly executed IRS Form W-9 or applicable Form W-8 to the other Party. Each Party shall provide to the other Party, at the time or times reasonably requested by such other Party, or as required by Applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes, to the extent consistent with Applicable Law, and the applicable payment shall be made without (or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by BMS. The Parties agree that either Party is permitted to submit and disclose this Agreement to governmental or tax authorities for the purposes of applying for certificates that would exempt such Party from withholding tax.
6.15No Limitation. Nothing contained in this Article 6, including, for clarity, reference to payments being “non-refundable” or “non-creditable”, shall in any way limit either Party’s right to indemnification under this Agreement or to otherwise recover damages for breach of this Agreement.
Article 7.CONFIDENTIALITY AND PUBLICATION
7.1Confidential Information. “Confidential Information” means any technical, business, or other information provided by or on behalf of one Party or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”) in connection with this Agreement, whether prior to, on or after the Effective Date, including: the terms of this Agreement (subject to Section 7.6); Know-How relating to the Selected Reagent Targets, Licensed Reagents, Product Targets, or Licensed Products; any Development, Manufacturing, or Commercialization of any Licensed Product; or the scientific, regulatory, or business affairs or other activities of either Party. Notwithstanding the foregoing, [***] Confidential Information constituting the terms of this Agreement and any other Joint Know-How shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto).
7.2Nondisclosure and Non-Use Obligation. Subject to Section 7.3, at all times during the Term and for a period of [***] after termination or expiration of this Agreement in its entirety, and thereafter with respect to any Confidential Information that either Party specifically identifies to the other Party in writing that constitutes a trade secret under Applicable Law, for so long as such Confidential Information constitutes a trade secret under Applicable Law, each Party shall, and shall cause its Affiliates, its and their Sublicensees, and its and their

Distributors, officers, directors, employees, contractors, and agents (“Representatives”) to keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information of the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement.
7.3Exceptions. The confidentiality and non-use obligations under Section 7.2 shall not apply to any portion of the Confidential Information that:
7.3.1was in the lawful knowledge and possession of the Receiving Party before it was first disclosed to the Receiving Party by the Disclosing Party, or was otherwise developed independently by the Receiving Party without reference to any of the Disclosing Party’s Confidential Information, in each case, as evidenced by written records kept in the ordinary course of business or other documentary proof; [***];
7.3.2was generally made available to the public or otherwise part of the public domain before its first disclosure to the Receiving Party by the Disclosing Party;
7.3.3becomes generally available to the public or otherwise part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement or the Existing NDA by the Receiving Party; or
7.3.4is subsequently disclosed to the Receiving Party, without obligation of confidentiality or non-use, by a Third Party who may lawfully do so and who is not under an obligation of confidentiality to the Disclosing Party.
Specific aspects or details of Confidential Information shall not be deemed to be generally available to the public or otherwise part of the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information that is generally available to the public or otherwise part of the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered to be generally available to the public or otherwise part of the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are generally available to the public or otherwise part of the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.
7.4Permitted Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure:
7.4.1is made by or on behalf of the Receiving Party to such Receiving Party’s Representatives who have a need to know such Confidential Information in connection with performing the Receiving Party’s obligations under this Agreement and who are bound by confidentiality obligations consistent with those set forth in this Article 7. Each Receiving Party shall be liable for all acts and omissions of its Representatives under this Agreement;
7.4.2is made by or on behalf of the Receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, where such treatment is available;
7.4.3is required to comply with Applicable Law (in the reasonable opinion of the Receiving Party’s legal counsel and subject to Section 7.6) or made in response to a valid order of a Governmental Authority of competent jurisdiction, including by the rules of a stock exchange on which its (or, if applicable, its parent’s) securities are listed (or to which an application for listing has been submitted); provided that the Receiving Party shall first have notified the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party, where possible, a reasonable opportunity to quash such order or to obtain a protective order or receive confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be disclosed be held in confidence by such Governmental Authority or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by Applicable Law; and provided, further, that the Confidential Information disclosed in response to such court or governmental order or as required by Applicable Law shall be limited to the information that is legally required to be disclosed in response to such court or governmental order or by Applicable Law.
7.5Additional Permitted Uses and Disclosures. BMS and its Affiliates and its and their Sublicensees may disclose and use Confidential Information of Prime as may be necessary or useful in connection with the Exploitation of the Licensed Products (including in connection with any filing, application, or request for Regulatory Approval by or on behalf of BMS or any of its Affiliates or its or their Sublicensees) or otherwise in connection with the performance of its obligations or exercise of BMS’s rights as contemplated by this Agreement, including disclosure of such Confidential Information for such purposes on a need-to-know basis to existing or potential Distributors, Sublicensees, collaboration partners, acquirers, or transferees; provided that any such Distributors, Sublicensees, collaboration partners, acquirers, or transferees shall be bound in writing to confidentiality and non-use obligations with respect to such Confidential Information of Prime under terms no less protective than those set forth in this Article 7.
7.6Publicity. The Parties have agreed upon the content of one (1) press release, which shall be issued substantially in the form attached hereto as Schedule 7.6 on such date and time as may be agreed by the Parties. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or, if applicable, its parent) are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its (or, if applicable, its parent’s) securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity for the other Party to comment thereon. Notwithstanding the foregoing, BMS and its Affiliates and its and their Sublicensees shall have the right to publicly disclose research, Development and Commercialization information (including with respect to regulatory matters) regarding any Licensed Products; provided that such disclosure is subject to the provisions of this Article 7 with respect to Prime’s Confidential Information. For clarity, with respect to each Clinical Trial for a Licensed Product conducted in connection with activities under this Agreement, BMS (and its Affiliates and designees) shall have the right to publish registry information for such Clinical Trial and summaries of data and results from such Clinical Trial on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov, without Prime’s consent, and Prime shall reasonably cooperate if required or reasonably requested by BMS in order to facilitate any such publication by BMS (or its Affiliates or designees). Neither Party shall be required to seek the permission of the other Party to disclose any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by either Party in accordance with this Section 7.6; provided that such information remains accurate as of such time and the frequency and form of such disclosure are reasonable.
7.7Publications. BMS, its Affiliates and applicable Sublicensees shall be free to make publications and presentations with respect to any Licensed Reagent (to the extent related to a Product Target or Licensed Product), Product Target, or Licensed Product, subject to [***]. Accordingly, prior to making any publication or presentation of [***] (the “Disclosed Material”). [***].
7.8Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademarks of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance; provided that the use of Prime’s or any of its Affiliate’s name, logo, or Trademark to identify Prime as the developer of the Licensed Reagents shall not be subject to Prime’s prior written approval. The restrictions imposed by this Section 7.8 shall not prohibit either Party from making any disclosure identifying the other Party (a) to the extent required in connection with its exercise of its rights or obligations under this Agreement or (b) that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or, if applicable, a parent of such Party) are listed (or to which an application for listing has been submitted).
Article 8.INTELLECTUAL PROPERTY
8.1Ownership of Intellectual Property.
8.1.1General. Subject to Section 8.1.2, (a) Prime shall own and retain all right, title, and interest in and to any and all Know-How first conceived, discovered, developed, or otherwise made solely by or on behalf of Prime or its Affiliates under or in connection with this Agreement, and any and all Patents and other intellectual property rights with respect thereto, (b) BMS shall own and retain all right, title, and interest in and to any and all Know-How first conceived, discovered, developed, or otherwise made solely by or on behalf of BMS or its Affiliates under or in connection with this Agreement, and any and all Patents and other intellectual property rights with respect thereto, and (c) the Parties shall each own and retain an equal, undivided interest in all right, title, and interest in and to any and all Know-How first conceived, discovered, developed, or otherwise made jointly by or on behalf of BMS or its Affiliates, on the one hand, and by Prime or its Affiliates, on the other hand, under or in connection with this Agreement other than BMS Materials/Target Know-How or Prime Platform Improvement Know-How (“Joint Know-How”) and any and all Patents other than BMS Materials/Target Patents or Prime Platform Improvement Patents (“Joint Patents”), and other intellectual property rights with respect to the Joint Know-How other than BMS Materials/Target IP or Prime Platform Improvement IP (collectively, together with the Joint Know-How and Joint Patents, “Joint IP”). Each Party shall promptly disclose to the other Party in writing and shall cause its Affiliates to so disclose, the discovery, generation, creation, or conception of any Joint IP. Subject to the licenses granted under Section 4.1, each Party’s confidentiality obligations under Article 7, and, in the case of Prime, its exclusivity obligations under Section 4.6, each Party shall have the right to Exploit the Joint IP without a duty of seeking consent or accounting to the other Party. For clarity, for the purpose of Article 8, neither Party or its Affiliates, or its or their (sub)licensees/Sublicensees, shall be considered a (sub)licensee (or, with respect to BMS, a Sublicensee) of the other Party or its Affiliates.
8.1.2Exceptions.
(a)BMS Materials/Target IP. Notwithstanding Section 8.1.1, subject to the license grants and other rights herein, as between the Parties, BMS shall exclusively own all right, title, and interest in and to any and all BMS Materials/Target IP, regardless of which Party or any of its Affiliates or (sub)licensees/Sublicensees conceived, discovered, developed, or otherwise made such BMS Materials/Target IP or whether such BMS Materials/Target IP was jointly conceived, discovered, developed, or otherwise made by or on behalf of the Parties or their Affiliates or (sub)licensees/Sublicensees. Prime shall, and does hereby assign, and shall cause its Affiliates and (sub)licensees to so assign, all right, title, and interest in any and all BMS Materials/Target IP, including all BMS Target IP, to BMS. For clarity, with respect to a Select BMS Proprietary Reagent Target, the foregoing assignment shall only apply with respect to the Select BMS Use, not to the general application of such Select BMS Proprietary Reagent Target.
(b)Prime Platform Improvement IP. Notwithstanding Section 8.1.1, subject to the license grants and other rights herein, as between the Parties, Prime shall exclusively own all right, title, and interest in and to any and all Prime Platform Improvement IP, regardless of which Party or any of its Affiliates or (sub)licensees/Sublicensees conceived, discovered, developed, or otherwise made such Prime Platform Improvement IP or whether such Prime Platform Improvement IP was jointly conceived, discovered, developed, or otherwise made by or on behalf of the Parties or their Affiliates or (sub)licensees/Sublicensees. BMS shall, and does hereby assign, and shall cause its Affiliates and Sublicensees to so assign, all right, title, and interest in any and all Prime Platform Improvement IP to Prime.
8.1.3United States Law. The determination of whether Know-How are first conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright, or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with the United States patent law and other Applicable Law in the United States without regard to conflict of law, irrespective of where or when such conception, discovery, development, or making occurs. In the case of unpatentable Know-How, inventorship will be determined under such U.S. patent law principles by treating such Know-How as if it were patentable. If United States law otherwise would not apply to the conception, discovery, development, or making of any Know-How hereunder, each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their licensees and sublicensees/Sublicensees to so assign, to the other Party, without additional compensation, such right, title, and interest in and to any Know-How as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, (a) the sole ownership provided for in Section 8.1.1 and Section 8.1.2 and (b) the joint ownership provided for in Section 8.1.1.
8.1.4Cooperation; Assignment. Each Party shall cooperate with the other Party to effect the foregoing provisions of this Section 8.1, including by executing such documents as such other Party may reasonably request. Each Party shall cause all Persons who perform any activities for such Party under the Research Program or who conceive, discover, develop, or otherwise make any Know-How by or on behalf of such Party or its Affiliates or its or their (sub)licensees under or in connection with the Research Program to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide an exclusive sublicensable license under) their rights in any Know-How resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit, and public institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).
8.1.5Control. During the Term, Prime shall not enter into or amend any agreement with a Third Party, or include in any such agreement or amendment any restrictive provisions, with an intent to limit its Control of, or to not Control, any Know-How, Patent, or other intellectual property right that would be subject to the license grants in Section 4.1 in the absence of such agreement, amendment, or restrictive provisions. Further, when entering into any agreement or amendment with a Third Party relating to any Know-How, Patents, or other intellectual property rights that, if Controlled by Prime or its Affiliates, would be subject to the license grants in Section 4.1, Prime shall use good faith efforts to obtain Control of such Know-How, Patents, and other intellectual property rights.
8.2Patent Working Group.
8.2.1Formation and Membership. Within [***] after the Effective Date, the Parties shall establish a Working Group to provide a forum for the Parties to review and discuss certain matters related to the Prosecution and Defense and Enforcement of Patents under this Agreement (the “Patent Working Group”). The Patent Working Group shall consist of [***] representative from each Party with the requisite experience and seniority to enable such representative to participate in discussions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the Patent Working Group. Each Party may replace its Patent Working Group representative at any time upon notice to the other Party.
8.2.2Meetings. The Patent Working Group shall hold meetings [***] every [***] or at such frequency and times as the Patent Working Group shall determine. All Patent Working Group meetings may be conducted by telephone, video-conference, or in person at a venue to be mutually agreed by the Parties. In addition, either Party may request an ad hoc meeting of the Patent Working Group, in which case the Patent Working Group shall convene a meeting as soon as reasonably practicable.
8.2.3Discussion Forum. The Patent Working Group shall review and discuss updates provided by the Parties relating to (a) Prosecution of Prime Patents under Section 8.3.1, (b) Prosecution of Joint Patents under Section 8.3.2, (c) Prosecution of BMS Materials/Target Patents that include claims that recite the Prime Platform under Section 8.3.3, (d) Defense and Enforcement of Prime Patents and Joint Patents under Section 8.4 (including notices provided by either Party pursuant to Section 8.4.1), (e) the defense of Third Party Infringement Claims under Section 8.5 (including notices provided by either Party pursuant to Section 8.5.1), (f) invoking the JRA Exception under Section 8.7, and (g) such other intellectual property matters as the Patent Working Group may determine. Each Party shall consider the other Party’s comments discussed in meetings of the

Patent Working Group in good faith. For clarity, the Patent Working Group is an advisory body and does not have the authority to make decisions or compel another Party to take (or not take) any action.
8.3Filing, Prosecution, and Maintenance of Patents.
8.3.1Prime Patents. As between the Parties [***].
8.3.2Joint Patents. As between the Parties, [***].
8.3.3BMS Materials/Target Patents. As between the Parties, [***].
8.3.4Cooperation. The Parties shall reasonably cooperate with one another and provide reasonable assistance with respect to Prosecution under this Section 8.3, including, for example, by (a) executing powers of attorney and any other required documents or instruments, (b) providing access to relevant documents (including copies of documents filed with or received from the U.S. Patent and Trademark Office or other relevant judicial or administrative body) and other evidence and make its employees, agents, and consultants available at reasonable business hours to enable the other Party to undertake such Prosecution, and (c) providing the Prosecuting Party, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to the applicable Patents, including relevant Third Party patents and patent applications located (provided that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege). Without limiting the foregoing and subject to the provisions of Section 8.3.2, the Prosecuting Party with respect to any Joint Patent shall (w) keep the other Party informed as to material developments with respect to the Prosecution thereof, including by providing copies of all substantive office actions, examination reports, communications, or any other substantive documents to or from any patent office, (x) consult with the other Party in connection with such Prosecution strategy and activities, (y) provide the other Party with a reasonable opportunity to comment substantively on the Prosecution of such Joint Patents prior to taking material actions (including the filing of initial applications), and (z) consider in good faith any timely comments made by and actions recommended by the other Party; provided that the Prosecuting Party shall have the final decision-making authority with respect to any such Prosecution matters. Each Party shall bear its costs and expenses incurred in connection with the cooperation provided in this Section 8.3.4.
8.3.5Patent Term Extension and Supplementary Protection Certificate; Regulatory Exclusivities.
(a)As between the Parties, BMS shall have the sole and exclusive right, but not the obligation, to identify BMS Materials/Target Patents and Joint Patents for, make decisions regarding, and apply for (or, with respect to Joint Patents, have Prime apply for) patent term restorations (also referred to as patent term extensions) in the Territory, including the United States with respect to restorations pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other restorations that are now or become available in the future, wherever applicable, for the Licensed Products, [***].
(b)As between the Parties, BMS will have the sole and exclusive right, but not the obligation, to secure, maintain, and enforce Regulatory Exclusivity rights that may be available under Applicable Law in a country for a Licensed Product in the Field. Prime will cooperate with and provide reasonable assistance to BMS and use all commercially reasonable efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) to seek, maintain, and enforce all Regulatory Exclusivity periods available for the Licensed Products in the Field.
8.3.6Patent Listings. As between the Parties, [***].
8.3.7Patent Marking. BMS shall, and shall cause its Affiliates and its and their Sublicensees to, mark all Licensed Products to conform with the patent laws of the country in which such Licensed Products are Commercialized.

8.3.8UPC Opt-Out and Opt-In. BMS shall have the sole right to make decisions regarding any UPC Opt-Out or UPC Opt-In with respect to any BMS Materials/Target Patent or Joint Patent. If BMS wishes to subject any BMS Materials/Target Patent or Joint Patent to UPC Opt-Out or UPC Opt-In, BMS shall so notify Prime, and, at BMS’s request, Prime shall undertake, or shall cause to be undertaken, all actions as may be necessary or useful to obtain such UPC Opt-Out or UPC Opt-In, as applicable, and provide all necessary documents, including in each case: (a) together with BMS lodge an application with the Registry of the Unified Patent Court in the manner specified by Rule 5 of the Rules of Procedure of the Unified Patent Court requesting, in respect of any BMS Materials/Target Patent or Joint Patent, the UPC Opt-Out or UPC Opt-In, as specified by BMS, (b) pay the prescribed fee and make such submissions, and (c) take such other actions as may be necessary or useful to secure the UPC Opt-Out or UPC Opt-In, as applicable, of such BMS Materials/Target Patent or Joint Patent, including making any declarations required by Rule 5(3)(e) of the Rules of Procedure of the Unified Patent Court. BMS shall reimburse Prime for its reasonable and verifiable Out-of-Pocket Costs, including any official fees incurred in connection with any such actions.
8.4Defense and Enforcement.
8.4.1Notice. Each Party shall promptly notify the other Party, through the Patent Working Group or otherwise, in writing of any (a) actual or threatened infringement of any Reagent Specific Patents by a Third Party’s Exploitation of a [***] (“Product Infringement”) or (b) actual or threatened infringement of any Joint Patent or any actual or threatened assertion of non-infringement, invalidity, or unenforceability of any Joint Patent, within [***] after such Party has knowledge of such infringement or assertion, as applicable, and will share with the other Party information reasonably available to it related thereto. Without limiting the foregoing, if either Party receives notice or a copy of an application submitted by a Third Party to the FDA for a Biosimilar Product (a “Biosimilar Application”) for which a Licensed Product is a “reference product,” as such term is used in the BPCI Act, whether or not such notice or copy is provided under any Applicable Law, or otherwise becomes aware that such a Biosimilar Application has been submitted to a Regulatory Authority for Regulatory Approval (such as in an instance described in Section 351(1)(9)(C) of the PHSA), such Party shall, within [***], notify the other Party of such communication to the extent permitted by Applicable Law.
8.4.2Actions.
(a)Joint Patents. Subject to Section 8.4.2(d), as between the Parties, BMS shall have the first right, but not the obligation to Defend and Enforce the Joint Patents in any and all countries in the Territory (including to control any alleged or threatened assertion of non-infringement, invalidity, or unenforceability of any Joint Patent) at its sole cost and expense and using counsel of its choice. If, as between the Parties, BMS decides not to Defend and Enforce a Joint Patent in a country in the Territory, BMS shall provide reasonable prior written notice to Prime of such intention, and subject to Section 8.4.2(d), Prime shall thereupon have the right, with BMS’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), to assume the control and direction of the Defense and Enforcement of such Joint Patent in such country at its sole cost and expense and using counsel reasonably acceptable to BMS.
(b)BMS Materials/Target Patents. As between the Parties, BMS shall have the sole right, but not the obligation, to Defend and Enforce the BMS Materials/Target Patents at its sole cost and expense and using counsel of its choice.
(c)Prime Patents.
(i)Subject to Section 8.4.2(d), as between the Parties, Prime shall have the sole right, but not the obligation, to (A) Defend and Enforce the Prime Patents that are not Reagent Specific Patents and (B) Defend and Enforce Reagent Specific Patents other than with respect to Product Infringement, in each case ((A) and (B)), at its sole cost and expense and using counsel of its choice.
(ii)As between the Parties, BMS shall have the first right, but not the obligation, to Defend and Enforce Reagent Specific Patents against Product Infringement at its sole cost and expense and using counsel of its choice, provided that Prime shall have the right to join in, but not control, such Defense and Enforcement proceeding and to be represented separately by counsel of its own choice, at its sole cost and expense. If, as between the Parties, BMS decides not to Defend and Enforce a Reagent Specific Patent against Product Infringement in a country in the Territory, BMS shall provide reasonable prior written notice to Prime of such intention, through the Patent Working Group or otherwise, and subject to, with respect to any enforcement related proceedings, Section 8.4.2(d), Prime shall thereupon have the right, with BMS’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed) to assume the control and direction of the Defense and Enforcement of such Reagent Specific Patent in such country at its sole cost and expense (but, for clarity, no such consent shall be required for a standalone defense proceeding).
(d)Biosimilar Litigation. Notwithstanding Section 8.4.2(a) or Section 8.4.2(c), BMS shall have the right to carry out the rights and responsibilities of the “reference product sponsor”, as defined in Section 351(l)(1)(A) of the PHSA, with respect to any Licensed Product.
8.4.3Cooperation; Settlement.
(a)The Parties shall, through the Patent Working Group or otherwise, reasonably cooperate with one another, provide reasonable assistance, and keep each other reasonably informed with respect to Defense and Enforcement of Joint Patents, BMS Materials/Target Patents, and Reagent Specific Patents under this Section 8.4, including, for example, by (i) executing all required documents and instruments, (ii) joining any action or proceeding as a party if required to establish or maintain standing, and (iii) providing access to relevant documents and other evidence, and making available its relevant employees as well as inventors, applicable records and documents (including laboratory notebooks) at reasonable business hours. Without limiting the foregoing, with respect to any Defense and Enforcement action or proceeding involving a Biosimilar Application, Prime shall, upon BMS’s request and at BMS’s expense: (x) seek to obtain access to the Biosimilar Application and related confidential information, including in accordance with Section 351(l)(1)(B)(iii) of the PHSA, if applicable; (y) if permitted under Applicable Law, assist BMS in identifying and listing any Patents as required pursuant to Section 351(l)(1)(3)(A) or Section 351(l)(7) of the PHSA, in negotiating with the filer of the Biosimilar Application pursuant to Section 351(l)(4) of the PHSA, and in selecting patents for and conducting litigation pursuant to Section 351(l)(5) and Section 351(l)(6) of the PHSA, to the extent applicable; and (z) assist in seeking an injunction against any commercial marketing by the filer of a Biosimilar Application as permitted pursuant to Section 351(l)(8)(B) of the PHSA or in filing an action for infringement against the filer of such Biosimilar Application. Each Party agrees to make its relevant employees, agents, and consultants reasonably available to the other Party (and to the other Party’s authorized attorneys, agents, or representatives) to enable the other Party to undertake such Defense and Enforcement. Each Party shall bear its costs and expenses incurred in connection with the cooperation provided in this Section 8.4.3(a), except as otherwise set forth in this Section 8.4.3(a).
(b)A settlement, consent judgment, or other voluntary final disposition of an action or proceeding with respect to any Patent under this Section 8.4 may be entered into by the Party that is controlling the Defense and Enforcement without the consent of the other Party; provided, however, that any such settlement, consent judgment, or other voluntary final disposition with respect to a Joint Patent or a Reagent Specific Patent shall not, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed, (i) impose any liability or obligation on the other Party or any of its Affiliates, (ii) conflict with or reduce the scope of the subject matter claimed in the applicable Joint Patent or Reagent Specific Patent, (iii) include the grant of any license, covenant, or other rights to any Third Party that would conflict with or reduce the scope of the rights or licenses granted to such other Party under this Agreement, or (iv) otherwise adversely affect the rights of the other Party under this Agreement in any respect; provided, further, that the foregoing limitation shall not be deemed to require the consent of such other Party in connection with a settlement of any action that would or may result in reduced payments hereunder.
8.4.4Costs and Recoveries. Each Party shall bear and be solely responsible for all costs and expenses that such Party incurs after the Effective Date in connection with Defense and Enforcement under this Section 8.4, except as otherwise set forth in this Section 8.4. If monetary damages or other monetary award are recovered from any action or proceeding under this Section 8.4, such recovery will be allocated as follows:

(a)the recovery shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which in the case of the non-controlling Party, shall include only such costs and expenses incurred in connection with any cooperation requested by the controlling Party in accordance with Section 8.4.3); provided that any such amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses; and
(b)the controlling Party at the time of settlement, judgment, or other final disposition shall retain any remainder, and in the event BMS is such Party with respect to any Assigned BMS Materials/Target Patent, Reagent Specific Patent, or Joint Patent, the portion of such remainder, to the extent damages are attributed in such settlement, judgment, or disposition to lost sales of Licensed Products, shall be deemed Net Sales and subject to the royalty payments to Prime under Section 6.5; provided that (i) any such remainder shall not be considered for purposes of determining whether any milestones are payable pursuant to Section 6.4.3 and (ii) for purposes of determining the Net Sales thresholds and ceilings set forth in Section 6.5.1, such remainder shall be allocated among the Calendar Years to which such lost sales are attributable (for clarity, without any interest pursuant to Section 6.9).
8.5Defense Against Claims of Infringement of Third Party Patents.
8.5.1If a Third Party commences, or threatens to commence, any proceeding against a Party alleging infringement of such Third Party’s intellectual property by the Exploitation by BMS, its Affiliates, subcontractors, Sublicensees, Distributors, or customers of any Licensed Reagent or Licensed Product (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an infringement action initiated pursuant to Section 8.4.2, the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof, through the Patent Working Group or otherwise, in writing along with the related facts in reasonable detail.
8.5.2Without limiting the right of the Party against whom a Third Party Infringement Claim is filed to seek indemnification for such Third Party Infringement Claim covered pursuant to Article 10, unless the Parties otherwise agree, as between the Parties, BMS shall have the first right, but not the obligation, to control the defense of such Third Party Infringement Claim at, subject to Article 10, its sole cost and expense and using counsel of its choice. If BMS does not wish to defend such Third Party Infringement Claim, or wishes to cease defending such Third Party Infringement Claim, it shall notify Prime of such decision at least [***] before any deadline for any action or filing that is required in order to preserve any rights. Thereafter, Prime shall have the right, but not the obligation, to control the defense of such Third Party Infringement Claim in which it or any of its Affiliates is named as an alleged infringing party at, subject to Article 10, its sole cost and expense and using counsel reasonably acceptable to BMS. The defending Party shall keep the non-defending Party, through the Patent Working Group or otherwise, reasonably informed of the defense of each Third Party Infringement Claim. The non-defending Party shall cooperate with the defending Party, at the defending Party’s reasonable request, in connection with any Third Party Infringement Claim, including executing legal papers and cooperating in the defense, providing access to relevant documents and other evidence, and making available its relevant employees as well as inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Third Party Infringement Claim. The non-defending Party shall have the right to be represented separately by counsel of its own choice, but at its sole cost and expense. Notwithstanding Section 8.8, BMS shall have the right to settle any Third Party Infringement Claim under this Section 8.5; provided, however, that any such settlement, shall not, without the prior written consent of Prime, not to be unreasonably withheld, conditioned, or delayed, (a) impose any liability or obligation on Prime or any of its Affiliates or (b) conflict with or reduce the scope of the subject matter claimed in any Prime Patent; provided, further, that the foregoing limitation shall not be deemed to[***]Nothing in this Section 8.5 shall limit [***].
8.6Trademarks. BMS and its Affiliates shall have the sole right to use any Trademark it owns or controls for Licensed Products in the Territory at its sole discretion. BMS shall have the sole right to determine, develop, prosecute, enforce, and defend one (1) or more Product Trademark(s) for use by BMS and its Affiliates and its or their Sublicensees to Commercialize Licensed Products in the Field in the Territory. As between the Parties, BMS and its Affiliates shall own all rights to such Product Trademarks and all goodwill associated therewith, and the rights to any Internet domain names incorporating the applicable Product Trademarks or any variation or part of such Product Trademarks used as its URL address or any part of such address, throughout the Territory. Prime shall not, and shall not permit its Affiliates to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading, or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks or (b) do any act that endangers, destroys, or similarly affects, the value of the goodwill pertaining to the Product Trademarks. Prime shall not, and shall not permit its Affiliates to, attack, dispute, or contest the validity of or ownership of any Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto.
8.7JRA Exception. Notwithstanding anything to the contrary in this Agreement, each Party will have the right to invoke the America Invents Act Joint Research Agreement exception codified at 35 U.S.C. §102(c) (the “JRA Exception”) when exercising its rights under this Agreement, but only with prior written consent of the other Party in its sole discretion after discussion by the Patent Working Group. In the event that a Party intends to invoke the JRA Exception, once agreed to by the other Party, it will notify the other Party, and the other Party will, through the Patent Working Group or otherwise, cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined 35 U.S.C. §100(h).
8.8Third Party IP.
8.8.1Additional Prime Platform Agreements.
(a)Subject to Section 8.8.3 and the remainder of this Section 8.8.1, as between the Parties, Prime or its Affiliate will have the first right to enter into a license or other agreement with a Third Party after the Effective Date pursuant to which Prime or its Affiliate would acquire a license or other right under Know-How or Patent(s) that [***] (such license or other agreement, an “Additional Prime Platform Agreement”).
(b)With respect to each Additional Prime Platform Agreement that Prime or any of its Affiliates enters into for Know-How or Patents that are necessary to [***] (each such Additional Prime Platform Agreement, an “Additional Existing Platform Agreement”), Prime shall [***] Prime will promptly provide BMS with notice and a copy of each Additional Existing Platform Agreement entered into by Prime or any of its Affiliates; provided that such copies may be redacted with respect to financial and other sensitive terms that are not applicable to the Parties’ rights and obligations under this Agreement.
(c)With respect to each Additional Prime Platform Agreement that is not an Additional Existing Platform Agreement (each such Additional Prime Platform Agreement, an “Other Platform Agreement”), Prime shall [***].
(d)If Prime or any of its Affiliates uses any Patents or Know-How licensed to Prime or any of its Affiliates under an Other Platform Agreement [***].
8.8.2Other Agreements. Subject to Section 8.8.1, as between the Parties, BMS and its Affiliates will have [***].
8.8.3Financials under Third Party Agreements. [***].
Article 9.REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:
9.1.1it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

9.1.2the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) any agreement, instrument, or contractual obligation to which such Party or any of its Affiliates is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party or any of its Affiliates;
9.1.3this Agreement constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity);
9.1.4except for (a) regulatory approvals, licenses, clearances, and similar authorizations from Regulatory Authorities necessary for the Development, Manufacture, or Commercialization of Licensed Products and (b) any required filing with the U.S. Securities and Exchange Commission (SEC) or equivalent filings with regard to this transaction in other countries, no authorization, consent, approval, exemption of or filing or registration with any Governmental Authority under Applicable Law or with any other Person is or shall be necessary for, or in connection with, the entering into of this Agreement or the transactions contemplated hereby; and
9.1.5it is not under any obligation, contractual or otherwise, to any Person, that conflicts with or is inconsistent with the terms of this Agreement, or that would prevent it from granting the rights granted to the other Party under this Agreement or diligently and completely fulfilling its obligations under this Agreement.
9.2Prime Representation and Warranties. Prime further represents and warrants to BMS that as of the Effective Date, except as set forth in Schedule 9.2 attached hereto (the “Initial Disclosure Schedule”), and covenants:
9.2.1Prime is entitled to grant the licenses specified herein. Neither Prime nor any of its Affiliates has entered into any agreement, whether written or oral, that assigns, transfers, licenses, conveys, encumbers or otherwise grants any rights or interest in, to or under (including by granting a covenant not to sue with respect to) the Prime Licensed IP in a manner that conflicts with the licenses purported to be granted to BMS under this Agreement. The rights and obligations of the Parties hereunder are fully consistent with, and are not limited by, any Existing In-License Agreement, including that the rights granted to BMS hereunder to intellectual property licensed pursuant to an Existing In-License Agreement are not more restricted under the applicable Existing In-License Agreement than the analogous rights granted to BMS hereunder with respect to intellectual property rights wholly owned (and not in-licensed) by Prime or its Affiliates;
9.2.2the use of [***];
9.2.3the Exploitation of [***];
9.2.4all Prime Patents existing as of the Effective Date (collectively, the “Existing Patents”) are listed on Schedule 9.2.4, Part A (the “Owned Patents”) or Part B (the “In-Licensed Patents”). All Owned Patents and, to Prime’s Knowledge, all In-Licensed Patents, are subsisting. To Prime’s Knowledge, no Existing Patent is invalid or unenforceable, in whole or in part. All Owned Patents are solely and exclusively owned by Prime or its Affiliates, free of any encumbrance, lien, or claim of ownership by any Third Party. All In-Licensed Patents are solely and exclusively in-licensed by Prime or its Affiliates in accordance with the terms of the applicable Existing In-License Agreements and, to Prime’s Knowledge, are free of any encumbrance in the Field, lien in the Field, or claim of ownership by any Third Party (other than the counterparty to the applicable Existing In-License Agreement or co-owner(s)). All Owned Patents and, to Prime’s Knowledge, all In-Licensed Patents have been filed and maintained properly and correctly and all applicable fees have been paid on or before any final due date for payment. The pending applications included in the Owned Patents and, to Prime’s Knowledge, the In-

Licensed Patents are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law. With respect to each pending application in the Owned Patents, Prime and its Affiliates have presented all relevant references, documents and information of which it and the inventors are aware to the relevant patent offices. With respect to each pending application in the In-Licensed Patents, to Prime’s Knowledge, all relevant references, documents, and information of which Prime or the counterparty to the applicable Existing In-License Agreement and the inventors are aware have been presented to the relevant patent office;
9.2.5Prime has provided to BMS complete and correct copies of all material documents and files from the image file wrappers, as that term is understood under Applicable Law in the United States, solely to the extent that such image file wrappers are not publicly available, for the Owned Patents and, to the extent in Prime’s or any of its Affiliates’ possession, the In-Licensed Patents and all such materials are true, complete, and correct;
9.2.6the Prime Patents represent all Patents that Prime or its Affiliates own, Control, or otherwise have rights to that claims the Prime Platform, an Existing Reagent or Licensed Reagent, or otherwise claims inventions that are (a) related to the Prime Platform, any Existing Reagent or Licensed Reagent and (b) are necessary or reasonably useful for the conduct of the Research Plan or the Exploitation of any Licensed Product in the Field in the Territory. To Prime’s Knowledge, there is no Know-How owned or Controlled by Prime or any of its Affiliates, or to which Prime or any of its Affiliates otherwise have rights, in either case, that relates to the Prime Platform or any Existing Reagent or Licensed Reagent or that is necessary or reasonably useful for Prime to conduct the activities contemplated under the Research Plan that is not within the Prime Know-How. [***];
9.2.7all in-license and other agreements existing as of the Effective Date under which Prime or any of its Affiliates obtains any rights to any Prime Patents or Prime Know-How (each, an “Existing In-License Agreement”) are listed on Schedule 9.2.7. Prime has provided BMS with true, complete, and correct copies of all of the Existing In-License Agreements. The licenses granted to Prime or its Affiliates in the Existing In-License Agreements are, by their terms, sublicensable to BMS as contemplated by this Agreement and, to Prime’s Knowledge, are in full force and effect. Neither Prime nor any of its applicable Affiliates, (a) is in breach of any Existing In-License Agreement or (b) has received any written notice of breach or termination under any of the Existing In-License Agreements from the counterparty thereto. To Prime’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any breach or termination under any of the Existing In-License Agreements. The execution and proper performance of this Agreement does not constitute a material breach of any Existing In-License Agreement. To Prime’s knowledge, no counterparty is in breach under any of the Existing In-License Agreements, and no facts or circumstances exist that would reasonably be expected to give rise to any such breach;
9.2.8Schedule 9.2.8 sets forth a complete and correct list of all agreements, whether written or oral, entered into by Prime or any of its Affiliates that relate to the Prime Platform, excluding the Existing In-License Agreements and confidentiality and non-disclosure agreements entered into in the normal course, and the terms of which would reasonably be expected to adversely impact or limit BMS’s rights hereunder in a material manner. Prime has provided BMS true, complete, and correct copies of all such agreements; provided that such copies may be redacted with respect to financial and other sensitive terms that are not applicable to the Parties’ rights and obligations under this Agreement;
9.2.9there are no claims, judgments, or settlements against, or amounts with respect thereto owed by, Prime or any of its Affiliates relating to the Existing Patents or the Prime Know-How. No claim or litigation has been brought or asserted by any Person against Prime or its Affiliates or, to Prime’s Knowledge, its sub(licensees) (and Prime has no Knowledge of any claim, whether or not brought or asserted) alleging that (a) the Existing Patents or the Prime Know-How are invalid or unenforceable, or (b) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Prime Know-How and the Existing Patents, the conduct of the activities set forth in the Research Plan, or the Exploitation of the Prime Platform, Existing Reagents, Licensed Reagents, or Licensed Products as contemplated herein, infringes or would infringe any Patents of any Person or violates, misappropriates or would violate or misappropriate any Know-How or other intellectual property right of any Person, and to Prime’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such claims;
9.2.10except as described in the Existing In-License Agreements previously provided to BMS, there are no amounts that will be required to be paid to a Third Party (other than amounts owed in the ordinary course to suppliers, vendors, and subcontractors for goods and services) as a result of (a) the Exploitation of the Prime Platform in Prime’s conduct of the Research Program or (b) the Exploitation of any Prime Reagents for Selected Reagent Targets, Licensed Reagents, or Licensed Products as contemplated by this Agreement, in each case ((a) and (b)), that arise out of any agreement to which Prime or any of its Affiliates is a party;
9.2.11to Prime’s Knowledge, no Person [***];
9.2.12the conception, development and reduction to practice of the inventions (a) claimed in the Owned Patents and, to Prime’s Knowledge, In-Licensed Patents or (b) disclosed in the Prime Know-How owned by Prime or its Affiliates and, to Prime’s Knowledge, Prime Know-How in-licensed by Prime or any of its Affiliates, have not, in each case ((a) and (b)), constituted or involved the misappropriation of trade secrets or other rights or property of any Person;
9.2.13each of the Owned Patents and, to Prime’s Knowledge, In-Licensed Patents properly identifies, or when issued will identify, each and every inventor of any invention claimed therein as determined in accordance with the Applicable Law of the jurisdiction in which such Owned Patent or In-Licensed Patent is issued or such application is pending;
9.2.14to Prime’s Knowledge, there are no pending, alleged or threatened (a) inter partes reviews, post-grant reviews, interferences, re-examinations or oppositions involving the Existing Patents or (b) any inventorship challenges involving the Existing Patents that are in or before any patent authority or other Governmental Authority performing similar functions;
9.2.15each Person who has or has had any rights in or to any Owned Patents or Prime Know-How owned by Prime or any of its Affiliates (including any Know-How developed or delivered by any Third Party under any agreements between Prime and any such Third Party), in each case, has assigned and has executed and delivered to Prime or such Affiliate an agreement assigning, or is under an obligation to assign, to Prime or such Affiliate, its entire right, title, and interest in and to such Prime Licensed IP (including any such Know-How and other materials). To Prime’s Knowledge, each Person who has or had had any rights in or to any In-Licensed Patents or Prime Know-How in-licensed by Prime or any of its Affiliates (including any Know-How developed or delivered by any Third Party under any agreements between the applicable licensor and any such Third Party), in each case, has assigned and has executed and delivered to the applicable licensor an agreement assigning, or is under an obligation to assign, to such licensor, its entire right, title, and interest in and to such Prime Licensed IP (including any such Know-How and other materials). To Prime’s Knowledge, no current officer, employee, agent, or consultant of Prime or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of Prime or such Affiliate;
9.2.16Prime has obtained the right [***];
9.2.17Prime has made available to BMS [***];
9.2.18Prime has taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of any Prime Know-How that constitutes trade secrets under Applicable Law, including disclosing such Prime Know-How to Third Parties only under terms of confidentiality. To the Knowledge of Prime, no breach of such confidentiality has been committed by any Third Party;
9.2.19[***];

9.2.20the inventions claimed or disclosed in [***];
9.2.21as of the Effective Date, there are no [***];
9.2.22to Prime’s Knowledge, the representations and warranties of Prime in this Agreement, and the information, documents and materials furnished to BMS in connection with its period of diligence prior to the Effective Date, do not, taken as a whole, (a) contain any untrue statement of a material fact, or (b) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading;
9.2.23with respect to any invention claimed in the In-Licensed Patents as of the Effective Date that is a Funded Invention, [***]; and
9.2.24with respect to any inventions, including [***].
9.3No Use of Debarred Person. Each Party hereby represents, warrants and covenants that (a) as of the Effective Date and the date of any Additional Reagent Disclosure Schedule for a Prime Reagent, such Party has screened itself, its Affiliates and its and their respective officers and directors (and its and their respective consultants and subcontractors and their respective officers and directors) against the Exclusions Lists and none of the foregoing Persons are on the Exclusions List and (b) such Party, its Affiliates, its and their Sublicensees (in the case of BMS), and any Third Party subcontractors performing on such Party’s or its Affiliates’ (or, in the case of BMS, its or their Sublicensees’) behalf hereunder are not, and each of them have not employed or otherwise used in any capacity in performing any portion of the activities hereunder, and will not employ or otherwise use in any capacity in performing any portion of the activities hereunder, the services of any Person, including any employee, officer, director, consultant, or subcontractor, who is or has been (i) on the Exclusions List, or in Violation or otherwise debarred under U.S. law (including Section 21 U.S.C. §335a) or any equivalent outside the U.S. or (ii) the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the U.S.). If at any point during the Term, either Party is, or learns that any of its Affiliates (or, in the case of BMS, its or their Sublicensees) or its or their respective officers or directors, or any Person performing on behalf of such Party under this Agreement, is in Violation or is otherwise debarred, such Party will promptly notify the other Party and will prohibit such Person from performing any activities under this Agreement.
9.4Data Package Representations and Warranties of Prime. With respect to (a) each Prime Reagent that is the subject of a Core Data Package that Prime delivers to BMS, as of the date of delivery of such Core Data Package, [***] and (b) each Prime Reagent that is the subject of a Full Data Package and Material that Prime delivers to BMS, as of the date of delivery of such Full Data Package and Material, [***], in each case ((a) and (b)), as applicable, Prime additionally represents and warrants to BMS that:
9.4.1Prime and its Affiliates have conducted, and its and their respective contractors and consultants have conducted, all activities with respect to such Prime Reagent, as applicable, under the Research Plan, in accordance with all Applicable Law;
9.4.2the Core Data Package for such Prime Reagent or the Full Data Package and Material for such Prime Reagent, as applicable, is true, complete in all material respects and correct;
9.4.3the inventions claimed or disclosed in [***];
9.4.4neither Prime nor any of its Affiliates [***]; and
9.4.5all representations and warranties set forth in [***].

9.5Prime Reagent Disclosure Schedules.
9.5.1Concurrently with Prime’s delivery of each Core Data Package pursuant to Section 3.7.2, Prime shall provide BMS, either (a) [***] or (b) [***].
9.5.2Concurrently with Prime’s delivery of each Full Data Package and Material pursuant to Section 3.7.3, Prime shall provide BMS either (a) [***] or (b) [***].
9.5.3The Parties agree [***].
9.6Anti-Bribery and Anti-Corruption Compliance.
9.6.1In connection with this Agreement, each Party has complied and will comply with all Applicable Law and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and any laws enacted to implement the Organization of Economic Cooperation and Development Convention on Combatting Bribery of Foreign Officials in International Business Transactions (collectively, “Anti-Corruption Laws”).
9.6.2In connection with this Agreement, neither Party has made, offered, given, promised to give, or authorized, and during the Term neither Party will make, offer, give, promise to give, or authorize, any bribe, kickback, donation (including of Licensed Products), payment or transfer of anything of value, directly or indirectly, to any Person (including healthcare professionals, hospitals, hospital services or departments or healthcare organizations) or to any Governmental Authority for the purpose of: (a) improperly influencing any act or decision of the Person or Governmental Authority; (b) inducing the Person or Governmental Authority to do or omit to do an act in violation of a lawful or otherwise required duty; (c) corruptly obtaining or retaining business; (d) securing any improper advantage; (e) inducing the Person or Governmental Authority to improperly influence the act or decision of any organization, including any government or government instrumentality to assist BMS or Prime in obtaining or retaining business; or (f) engaging in any act that might cause a reasonable person to infer that BMS or Prime is making improper payments to any person or Governmental Authority.
9.6.3BMS may terminate this Agreement in its entirety immediately on [***] written notice to Prime if BMS receives any information that it in good faith determines, in its sole discretion, to be evidence of an actual, alleged, or potential breach by Prime or its Affiliates of any representation, warranty, or covenant provided in this Section 9.6. In the event of such termination, BMS shall have no liability to Prime for any charges, fees, reimbursements, or other compensation or claims under this Agreement, including for services previously performed, other than any payment obligation to Prime that has accrued prior to such termination, including any payment obligations under Article 6.
9.7Additional Covenants.
9.7.1During the Term, neither Prime nor any of its Affiliates shall encumber or diminish the rights granted to BMS hereunder with respect to the Prime Patents or Prime Know-How, including by not (a) committing any acts or permitting the occurrence of any omissions that would reasonably be expected to cause the termination of any Prime Third Party Agreement or (b) amending or otherwise modifying or permitting to be amended or modified any Prime Third Party Agreement in a manner that would reasonably be expected to adversely impact the rights granted to BMS hereunder to the intellectual property licensed under such Prime Third Party Agreement. Prime shall provide BMS with notice of any alleged, threatened, or actual breach that would reasonably be expected to cause the termination of any Existing In-License Agreement or Additional Prime Platform Agreement of which Prime becomes aware within [***] after Prime first becomes aware of such alleged, threatened, or actual breach. Prime shall notify BMS of any notice of termination received by Prime or its Affiliates or the termination of any Existing In-License Agreement or Additional Prime Platform Agreement within [***] after receipt of such notice of termination or the effective date of any such termination, as applicable.

9.7.2Prime shall not, and shall cause its Affiliates not to, use any funds from the federal government of the United States or any agency thereof or any other Third Party (excluding funding by financial investors who do not obtain any license or other right with respect to any Prime Licensed IP) to fund, directly or indirectly, any Research or activities hereunder, in whole or in part or otherwise.
9.8Warranty Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
Article 10.INDEMNIFICATION
10.1Indemnification by BMS. BMS shall indemnify Prime, its Affiliates and its and their respective directors, officers, employees, and agents (the “Prime Indemnitees”) and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of:
(a)the breach by BMS of this Agreement;
(b)the Exploitation of a Licensed Product by or on behalf of BMS or any of its Affiliates, its or their Sublicensees, or its or their Distributors in the Territory; or
(c)the gross negligence or willful misconduct on the part of any BMS Indemnitee under this Agreement;
except, in each case ((a) – (c)), to the extent such Losses arise from or occur as a result of (x) any matter described in Section 10.2 (whether or not the applicable Third Party Claim was incurred by any BMS Indemnitee) for which Prime would have an obligation to indemnify any BMS Indemnitee or (y) the negligence on the part of any Prime Indemnitee under this Agreement, in either case ((x) or (y)), as to which Losses each Party shall indemnify the BMS Indemnitees or Prime Indemnitees, as applicable, to the extent of its respective liability for such Losses.
10.2Indemnification by Prime. Prime shall indemnify BMS, its Affiliates, its and their Sublicensees and Distributors and its and their respective directors, officers, employees, and agents (the “BMS Indemnitees”) and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of:
(a)the breach by Prime of this Agreement;
(b)the performance by or on behalf of Prime of its activities under the Research Plan or Manufacturing under this Agreement;
(c)[***]; or
(d)the gross negligence or willful misconduct on the part of any Prime Indemnitee under this Agreement;
except, in each case ((a) – (d)), to the extent such Losses arise from or occur as a result of (x) any matter described in Section 10.1(a) or Section 10.1(c) (whether or not the applicable Third Party Claim was incurred by any Prime Indemnitee) for which BMS would have an obligation to indemnify any Prime Indemnitee or (y) the negligence on the part of any BMS Indemnitee under this Agreement, in either case ((x) or (y)), as to which Losses each Party shall indemnify the BMS Indemnitees or Prime Indemnitees, as applicable, to the extent of its respective liability for such Losses.
Notwithstanding Section 10.2(c) above, [***].
10.3Indemnification Procedure.
10.3.1All indemnification claims in respect of a Prime Indemnitee or BMS Indemnitee, as applicable (each, an “Indemnitee”) shall be made solely by Prime or BMS, as applicable (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 10, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses or Third Party Claims.
10.3.2Control of Defense. Subject to Section 8.4.2 and Section 8.5, at its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party or its Indemnitees in respect of such Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s or its Indemnitees’ claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of such Third Party Claim any legal counsel selected by the indemnifying Party. If the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party or any of its Indemnitees in connection with the Third Party Claim. If the indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 10.3.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any of its Indemnitees in connection with the analysis, defense or settlement of such Third Party Claim unless specifically requested in writing by the indemnifying Party. If it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend, or hold harmless the Indemnified Party or its Indemnitees from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim within [***] after receipt of any invoice therefor from the indemnifying Party. Notwithstanding the foregoing, if the Indemnified Party has the right to control the defense of a Third Party Claim pursuant to Section 8.4 or Section 8.5, or enter into an agreement pursuant to Section 8.8, the Indemnified Party shall be entitled to control such Third Party Claim, or enter into such agreement, without limiting the indemnifying Party’s responsibility for Losses under Section 10.1 or Section 10.2, as applicable.
10.3.3Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the employment thereof has been specifically authorized in writing by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.3.2 (in which case the Indemnified Party shall control the defense), or (c) the interests of the applicable Indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

10.3.4Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the applicable Indemnified Party or any of its Indemnitees becoming subject to injunctive or other relief or otherwise adversely affect the business of the applicable Indemnified Party or any of its Indemnitees in any manner and as to which the indemnifying Party has acknowledged in writing its obligation to indemnify the applicable Indemnitees hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, if the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided, further, that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).
10.3.5Cooperation. Regardless of whether the indemnifying Party defends or prosecutes any Third Party Claim, the Indemnified Party shall, and shall cause each of its Indemnitees to, cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party and its Indemnitees of, records and information that are reasonably relevant to such Third Party Claim and making its Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
10.3.6Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim (including costs and expenses incurred by the Indemnified Party pursuant to Section 10.3.5) shall be reimbursed on a [***] basis in arrears by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund if the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
10.4Limitation of Liability. EXCEPT FOR (A) A BREACH BY PRIME OF ITS OBLIGATIONS UNDER SECTION 4.6, (B) A BREACH BY EITHER PARTY OF ARTICLE 7, OR (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 10, NEITHER PARTY, NOR ANY OF ITS AFFILIATES, (SUB)LICENSEES OR SUBCONTRACTORS, SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.
10.5Insurance. Each Party shall have and maintain such type and amounts of insurance covering its activities hereunder as is reasonable under the circumstances, including insurance as is: (a) normal and customary in the research-based pharmaceutical industry generally for parties similarly situated; and (b) otherwise required by Applicable Law. Prime shall have and maintain (x) a clinical/product liability insurance with a minimum limit of [***] in the aggregate, (y) any applicable local clinical trial insurance as required by Applicable Law, and (z) a workers’ compensation insurance and any other applicable employers’ liability insurance required by Applicable Law. Each of the foregoing policies of Prime shall be primary to any liability insurance carried by BMS, which BMS insurance shall be excess and non-contributory for claims and losses arising out of the performance of this Agreement. In the case of BMS (but not Prime), some or all of such insurance coverage may be maintained through a self-insurance plan. Certificates evidencing at least the above-required insurance coverage shall be submitted by each Party within [***] after the Effective Date and prior to each renewal or replacement period and shall bear a certification that the coverage specified therein will not be canceled or terminated without at least [***] prior written notice to the other Party. Such policies shall remain in effect throughout the Term and shall not be canceled without the prior authorization of the other Party. Maintenance of such insurance coverage shall not relieve a Party of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.
Article 11.TERM AND TERMINATION
11.1Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier pursuant to this Article 11, shall continue in force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the date of expiration of the last Royalty Term for the applicable Licensed Product in the applicable country. After the expiration of the Royalty Term for a Licensed Product in a country, the grants in Section 4.1 shall become fully-paid, royalty-free, perpetual, and irrevocable for such Licensed Product in such country. For clarity, upon the expiration of the Term, the grants in Section 4.1 shall become fully-paid, royalty-free, perpetual, and irrevocable in their entirety.
11.2Termination for Convenience. BMS may, in its sole discretion, terminate (a) this Agreement in its entirety at any time during the Term or (b) this Agreement on a country-by-country or Product Target-by-Product Target basis, in each case ((a) and (b)), without cause, by giving Prime [***] prior written notice.
11.3Termination for Breach.
11.3.1If either Party (the “Breaching Party”) materially breaches any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement by providing [***] (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that (a) subject to Section 4.6.2(e) and Section 4.6.3(e), the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period (or, with respect to curable breaches other than the breach of an undisputed payment obligation, if such breach cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such breach within the Notice Period and, thereafter diligently continues such actions), (b) with respect to any alleged breach by BMS of its diligence obligations set forth in Section 5.3, Prime shall first provide written notice thereof to BMS and the Parties shall meet within [***] after delivery of such notice to BMS to discuss in good faith such alleged breach, which [***] must expire before Prime may issue any Termination Notice with respect to such alleged breach (for clarity, the Notice Period shall not commence prior to the conclusion of such [***] and the subsequent issuance of a Termination Notice by Prime), and (c) if the Breaching Party initiates a dispute resolution procedure under Section 12.8 during the Notice Period to dispute the existence of the breach for which termination is being sought, or whether such breach has been cured, and is pursuing such procedure in good faith, the cure period set forth in this Section 11.3.1 shall be tolled and the termination shall become effective only if the final resolution of the dispute through such dispute resolution procedure determines that the Breaching Party is in material breach of one (1) or more of its material obligations under this Agreement and such breach remains uncured for [***] after such determination; provided that if the breach cannot be cured within such [***] the termination shall not become effective at the end of such [***] if the Breaching Party commences actions to cure such breach within such [***] and thereafter diligently continues such actions.
11.3.2Notwithstanding Section 11.3.1, if the material breach and failure to cure contemplated by Section 11.3.1 is with respect to BMS’s breach of its diligence obligations set forth in Section 5.3 with respect to one (1) or more (but not all) of the countries in the Territory or with respect to one (1) or more (but not all) Product Targets, Prime shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to the country(ies) or Product Targets to which such breach and failure to cure applies.

11.3.3Each Party acknowledges and agrees that termination pursuant to this Section 11.3 shall be a remedy that may be invoked only in the case where the breach cannot be reasonably remedied by the payment of money damages.
11.4Termination for Material Safety Issue. BMS may terminate this Agreement with respect to a Product Target or a Licensed Product [***] upon written notice to Prime if BMS deems that such termination is necessary to protect the safety, health, or welfare of patients due to the existence of a Material Safety Issue with respect to such Product Target or Licensed Product. For purposes of this Agreement, “Material Safety Issue” shall mean BMS’s good faith belief that there is an unacceptable risk for harm in humans based upon (a) pre-clinical safety data, including data from animal toxicology studies, or (b) the observation of serious adverse events in humans after any Licensed Product Directed to a Product Target, either as a single agent or in combination with another pharmaceutical agent, has been administered to or taken by humans.
11.5Termination for Bankruptcy. If either Party (or, if applicable, a parent of such Party) undergoes an Insolvency Event, the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such first Party; provided that in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the Party (or, if applicable, the parent of such Party) consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.
11.6Consequences of Termination.
11.6.1Generally. In the event of termination of this Agreement with respect to one (1) or more Product Targets (each, a “Terminated Target”) or one (1) or more country(ies) (each, a “Terminated Territory”), except as expressly set forth otherwise in this Agreement (including under the surviving provisions set forth in Section 11.8), the rights and obligations of the Parties hereunder, including the license grants to BMS in Section 4.1 with respect to the Terminated Target(s) or the Terminated Territory(ies) (including all sublicenses granted pursuant to Section 4.1.2), shall terminate with respect to such Terminated Target(s) or such Terminated Territory(ies) as of the effective date of such termination; provided that if this Agreement is terminated with respect to one (1) or more Terminated Targets in one (1) or more Terminated Territories but not the entire Territory, the rights and licenses granted to BMS under this Agreement shall automatically be deemed to be amended with respect to the Terminated Targets or the Terminated Territories to be non-exclusive and only to include the right to Develop and Manufacture Licensed Products that are Directed to Terminated Targets in the Terminated Territories solely for the purposes of supporting Regulatory Approval or Commercialization of the Licensed Products that are Directed to Terminated Targets in the surviving countries in the Territory.
11.6.2Inventory. Notwithstanding anything to the contrary herein, upon termination of this Agreement (in its entirety or with respect to any Terminated Target or Terminated Territory), if BMS (or its Affiliates or its or their Sublicensees) has inventory of usable Licensed Reagents as of the effective date of termination for such Terminated Target, then BMS (and its Affiliates and its and their Sublicensees) may continue to sell such inventory of Licensed Products Manufactured using such Licensed Reagents in the Field in such country(ies) (and fulfill customer orders therefor, including to Manufacture such Licensed Products for customer orders placed prior to the effective date of termination) until the earlier to occur of (a) [***] after the effective date of termination and (b) the date on which BMS (or its Affiliates or its or their Sublicensees) no longer has such inventory of such Licensed Reagents; provided that BMS shall pay Prime any royalties due based on such sales pursuant to Section 6.5.
11.6.3Return of Confidential Information. Each Receiving Party shall return or destroy (at the Disclosing Party’s election) all Confidential Information of the Disclosing Party (other than Joint Know-How and the terms of this Agreement) in its possession as of the effective date of termination (but not expiration) of this Agreement; provided that each Receiving Party may retain (a) one (1) copy of such Confidential Information, which may be retained solely by the legal department of the Receiving Party to confirm compliance with the non-use and non-disclosure provisions of this Agreement, (b) any Confidential Information of the Disclosing Party contained in the Receiving Party’s laboratory notebooks or databases, and (c) any Confidential Information of the Disclosing Party to the extent necessary to exercise any surviving rights or perform any surviving obligations under this

Agreement (including, in the event of a termination of this Agreement with respect to one (1) or more (but not all) Licensed Products, Product Targets, or countries in the Territory, for any surviving Licensed Products, Product Targets, and countries, as applicable). Notwithstanding the foregoing, a Receiving Party shall not be required to return or destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received the Disclosing Party’s Confidential Information under this Agreement.
11.6.4Wind Down. If this Agreement is terminated during the Research Term, Prime shall use Commercially Reasonable Efforts to promptly wind down all activities ongoing under the Research Plan.
11.7Modification in Lieu of Termination. If, at any time during the Term, BMS has the right to terminate this Agreement pursuant to Section 11.3 for a breach by Prime, then BMS may, as its sole and exclusive remedy for such breach, by written notice to Prime, elect to continue this Agreement as modified by this Section 11.7, in which case, effective as of the date BMS delivers such notice to Prime:
(a)all rights and licenses granted to BMS under Section 4.1 of this Agreement shall survive and shall become perpetual and irrevocable;
(b)BMS’s obligations to pay milestones and royalties under Section 6.4 and Section 6.5.1 shall survive such modification; provided that all such milestones and royalties due on an after the effective date of such modification shall be reduced to [***] of the amount that would otherwise have been payable under this Agreement; and
(c)for clarity, all other rights of BMS under this Agreement shall remain in full force and effect without change.
11.8Accrued Rights; Survival. If, at any time during the .
11.8.1 Expiration or termination of this Agreement (either in its entirety or with respect to one (1) or more Product Targets or countries in the Territory) shall not relieve the Parties of any obligation accruing prior to such expiration or termination. [***].
11.8.2Without limiting the foregoing, [***].
11.8.3Without limiting the foregoing, [***].
11.9Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more Terminated Targets or Terminated Territory(ies)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
Article 12.MISCELLANEOUS
12.1Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than payment obligations, if such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates (or, in the case of BMS, its or their Sublicensees) of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary, and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.
12.2Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate Governmental Authority in accordance with Applicable Law.
12.3Assignment. Except as provided in Section 3.6.3 and Section 5.4, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that (a) BMS shall have the right, without such consent, to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, (b) BMS and, after the end of the Research Term, Prime may assign this Agreement in whole or in part without the other Party’s consent to any of its Affiliates, and (c) either Party may assign this Agreement in its entirety without the other Party’s consent to a successor, whether in a merger, sale of stock, reorganization, sale of all or substantially all of such Party’s assets to which this Agreement relates, or similar transaction. Any attempted assignment or delegation in violation of this Section 12.3 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the permitted successors and assigns of Prime or BMS, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.
12.4Prime Change of Control.
12.4.1Prime (or its successor) shall provide BMS with written notice of any Change of Control of Prime within [***] after the execution date of such transaction.
12.4.2In the event of a Change of Control of Prime, BMS shall have the right, in its sole and absolute discretion, by written notice delivered to Prime (or its successor) at any time during the [***] after the effective date of such transaction, to disband the JSC and any Working Groups and terminate the responsibilities and authority of the JSC and any Working Group and thereafter, (a) any information, materials, or reports that would have been provided to the JSC shall be provided to BMS, (b) BMS shall have the right to decide all matters that are subject to BMS’s final decision-making authority under Section 2.2.4 solely and exclusively by itself, (c) Prime shall have the right to decide all matters that are subject to Prime’s final decision-making authority under Section 2.2.4 solely and exclusively by itself, and (d) the Parties shall jointly decide all matters that require the approval of both Parties under Section 2.2.4.
12.4.3Prime covenants that, after a Change of Control of Prime, (a) there shall be no material change in the level or nature of efforts or resources expended by Prime and its Affiliates with respect to, or the qualifications and experience of the personnel assigned to (including with respect to the allocation of their time to) perform, its Research activities and (b) [***]
12.5Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.
12.6Notices.
12.6.1Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be deemed given only if delivered by hand or by internationally recognized overnight delivery service that maintains records of delivery, to the applicable Party at its respective address specified in Section 12.6.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 12.6.1. Such notice shall be deemed to have been given as of the date delivered by hand or on the [***] (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 12.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
12.6.2Address for Notice.

If to Prime, to:	Prime Medicine, Inc. 60 First Street Cambridge, MA 02141 Attention: [***]

With a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: [***]; [***]
If to BMS, to:	Bristol-Myers Squibb Company Route 206 and Province Line Road Princeton, NJ 08543-4000 Attention: [***]
With a copy to:	Bristol-Myers Squibb Company Route 206 and Province Line Road Princeton, NJ 08543-4000 Attention: [***]
12.7Governing Law. This Agreement and the performance, enforcement, breach, or termination hereof shall be interpreted, governed by, and construed in accordance with the laws of the State of New York, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided that (a) all questions concerning inventorship and ownership of Patents under this Agreement shall be determined in accordance with Section 8.1 and (b) all questions concerning the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be. The Parties agree to exclude the application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.

12.8Dispute Resolution.
12.8.1Disputes. Except for disputes resolved by the procedures set forth in Section 2.2.4 or Section 6.12.2, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 12.8. Any Dispute shall first be referred to the Senior Executives of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Executives in writing shall be conclusive and binding on the Parties. If the Senior Executives are not able to agree on the resolution of any such issue within [***] (or such other period of time as mutually agreed by the Senior Executives) after such issue was first referred to them, then, except as otherwise set forth in Section 12.8.2, either Party may, by written notice to the other Party, elect to initiate an alternative dispute resolution (“ADR”) proceeding pursuant to the procedures set forth in Section 12.8.3 for purposes of having the matter settled.
12.8.2Intellectual Property Disputes. If a Dispute arises with respect to the validity, enforceability, or patentability of any Patent right or other intellectual property rights, and such Dispute cannot be resolved in accordance with Section 12.8.1, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to an ADR proceeding in accordance with Section 12.8.3 and instead, either Party may initiate litigation in a court of competent jurisdiction, notwithstanding this Section 12.8, in any country or other jurisdiction in which such rights apply.
12.8.3ADR. Any ADR proceeding under this Agreement shall take place pursuant to the procedures set forth in Schedule 12.8.3.
12.8.4Adverse Ruling. Any determination pursuant to this Section 12.8 that a Party is in material breach of its material obligations hereunder shall specify a (non-exclusive) set of actions to be taken to cure such material breach, if feasible.
12.8.5Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 12.8 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 12.8.5 shall be specifically enforceable.
12.8.6Equitable Remedies. Notwithstanding anything to the contrary herein, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment, or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of any Dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal will have full authority to grant provisional or interim remedies and to award damages for the failure of either Party to respect the arbitral tribunal’s order to that effect.
12.9Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understandings, promises, representations, and warranties, whether written or oral, with respect thereto, including any term sheets entered into between the Parties relating to this Agreement and the Existing NDA, are superseded hereby; provided that any Confidential Information (as such term is defined in the Existing NDA) exchanged between the Parties pursuant to the Existing NDA shall be deemed Confidential Information under this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of each Party. In the event of any inconsistencies between this Agreement and any Schedules or other attachments hereto, the terms of this Agreement shall control.
12.10English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
12.11Equitable Relief. Each Party acknowledges and agrees that the restrictions and obligations set forth in Section 4.6, Article 7, and Article 8 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles shall result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Each Party hereby waives any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 12.11 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
12.12Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. Except as set forth in Section 11.7, the rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
12.13No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
12.14Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
12.15Relationship of the Parties. It is expressly agreed that Prime, on the one hand, and BMS, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes. Neither Prime, on the one hand, nor BMS, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action that is binding on the other Party, without the prior written consent of the other Party to do so. All individuals employed by a Party shall be employees of such Party and not of the other Party, and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.
12.16References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, or Schedule shall mean references to such Article, Section, or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.
12.17Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or”

is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term. All references to “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and no rule of strict construction shall be applied against either Party. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party that drafted such terms and provisions.
12.18Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile, .pdf format via email, or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.
[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Research Collaboration and License Agreement to be executed by its duly authorized representative as of the Effective Date.

JUNO THERAPEUTICS, INC. By: /s/ David Elkins	PRIME MEDICINE, INC. By: /s/ Keith Gottesdiener
Name: David Elkins	Name: Keith Gottesdiener
Title: Officer	Title: President and Chief Executive Officer

Signature Page to Research Collaboration and License Agreement

Schedule 1.96
Limitations of Field
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Schedule 1.103
Full Data Package and Materials
[***]

Schedule 1.181
Prime Patents
[***]

Schedule 3.2.1
[***]

Schedule 3.4
Initial Reagent Targets
[***]

Schedule 3.5
Research Plan
[***]

Schedule 3.6.3
Approved Subcontractors
[***]

Schedule 3.8
Form of Material Transfer Agreement
[***]

Schedule 4.1.2
Concerning Third Parties
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Schedule 4.5
Applicable Requirements in Existing In-License Agreements
[***]

Schedule 5.7
Technology Transfer Plan
[***]

Schedule 6.5.3
Examples of Royalty Calculations
[***]

Schedule 7.6
Form of Press Release
[***]

Schedule 8.8.3
Pass-through Broad Milestones
[***]

Schedule 9.2
Initial Disclosure Schedule
[***]

Schedule 9.2.4
Existing Patents
[***]

Schedule 9.2.7
Existing In-License Agreements
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Schedule 9.2.8
Prime Platform Agreements
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Schedule 12.8.3
ADR Procedure
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